SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM SB-2
                                AMENDMENT NO.1

                            Registration Statement
                                     Under
                          The Securities Act of 1933

                            SOUTH TEXAS OIL COMPANY
                 --------------------------------------------
                (Name of small business issuer in its charter)

        Nevada                                               74-2949620
  ------------------------                                 --------------
(State or other jurisdiction of                            (IRS Employer
incorporation or organization)                            Identification No.)

 900 NE Loop 410, Suite E-121, San Antonio, TX                 78209
-----------------------------------------------              ---------
    (Address of principal executive offices)                 (Zip Code)

        Registrant's Address and Telephone number, including area code:

                                Murray Conradie
                            Chief Executive Officer
                         900 NE Loop 410, Suite E-121
                           San Antonio, Texas 78209
                                 210-568-9760

           (Name, address and telephone number of Agent for Service)

                         Copies of communications to:

                             Owen Naccarato, Esq.
                            Naccarato & Associates
                          18301 Von Karman, Suite 430
                           Irvine, California 92612
                                (949) 851-9261

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


CALCULATION OF REGISTRATION FEE

Title of each class of securities to be      Amount to  Proposed maximum    Proposed maximum    Exercise  Proceeds  Amount of
registered                                   be         offering price per  aggregate offering  price per to STXX   registration
                                             registered share (2)	    price (2)		share (2)           fee
                                             (1)

Common  Shares, par value $.001 underlying   7,170,775  $.587               $4,209,000                                $533.28
secured convertible debenture                (3)

Shares underlying warrants                   1,959,228                                      	$.574     $1,125,007  $142.54
                                             (4)

Total Registration Fee                                                                                         	      $675.82

    (1) Includes shares of our common stock, par value $0.001 per share, which may be offered pursuant to this registration statement, which shares are issuable upon conversion of a convertible debentures the exercise of warrants held by the selling stockholder. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of the debentures and the exercise of the warrants as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416. The number of shares of common stock registered hereunder represents a good faith estimate by us of the number of shares of common stock issuable upon conversion of the debentures and upon exercise of the warrants. For purposes of estimating the number of shares of common stock to be included in this registration statement, we calculated a good faith estimate of the number of shares of our common stock that we believe will be issuable upon conversion of the debentures to account for market fluctuations and the number of shares of common stock that we believe will be issuable upon exercise of the warrants to account for antidilution and price protection adjustments. Should the conversion ratio of the secured convertible debentures result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary. In addition, should a decrease in the exercise price as a result of an issuance or sale of shares below the then current market price, result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

    (2) Estimated solely for the purpose of determining the registration fee.
    (3) Includes a good faith estimate of the shares underlying the $2,300,000 in convertible notes accounting for market fluctuations.

    (4) Common stock issuable upon the exercise of warrants issued in relation to the funding.

-------------------------------------------------------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

      PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED AUGUST 11, 2005

                            South Texas Oil Company
                       9,130,003 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders of up to 9,130,003 shares of South Texas Oil Company ("STXX") common stock, including up to 7,170,775 shares of common stock underlying convertible notes in a principal amount of $2,300,000 and up to 1,959,228 shares of common stock issuable upon the exercise of common stock purchase warrants at $.574 a share. The convertible notes are convertible into the number of common shares that would equal forty-five percent (45%) of the equity of the fully diluted shares of South Texas Oil Company. At the time of this registration, on a fully diluted basis, this would approximate 3,918,456 shares at $.587 per share. In conjunction with the convertible notes, warrants were issued to the note holders that convert into 1,959,228 common shares with an exercise price of $.574 per share.

      Our Common Stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is quoted on the National Quotation Bureau/Pink Sheets Electronic Quotation Service under the symbol "STXX". The last reported sales price per share of our common stock as reported by the National Quotation Bureau/ Pink Sheets Electronic Quotation Service on August 8, 2005, was $.60.

      INVESTING IN THESE SECURITIES  INVOLVES  SIGNIFICANT  RISKS.   See  "Risk
Factors" beginning on page 3 of this Prospectus.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 7, 2005.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                               TABLE OF CONTENTS


                        Section Title                         Page No.
      PART I

      Prospectus Summary Information ................................. 1

      Risk Factors ................................................... 3

      Use of Proceeds ................................................ 9

      Dilution .......................................................11

      Selling Security Holders .......................................12

      Plan of Distribution ...........................................14

      Legal Proceedings ..............................................16

      Directors, Executive Officers, Promoters and Control Persons ...17

      Security Ownership of Certain Beneficial Owners
           and Management ............................................20

      Description of Securities ......................................21

      Interest of Named Experts and Counsel ..........................23

      Disclosure of Commission Position of Indemnification
           for Securities Act Liabilities ............................23

      Description of Business ........................................24

      Management's Discussion and Analysis or Plan
           of Operation ..............................................32

      Description of Property ........................................38

      Certain Relationships and Related Transactions .................46

      Market for Common Equity and Related Stockholder Matters .......48

      Executive Compensation .........................................50

      Financial Statements ...........................................F1

      Changes In and Disagreements With Accountants on Accounting
           and Financial Disclosure ..................................53

                                    PART I

                              PROSPECTUS SUMMARY

This summary contains all material terms of the offering. To understand this offering fully, you should read the entire document carefully. Please pay particular attention to the section entitled "Risk Factors" and the section entitled "Financial Statements".

Unless otherwise indicated, this Prospectus assumes that any of South Texas Oil Company's outstanding options or warrants have not been exercised into shares of South Texas Oil Company's Common Stock.

SOUTH TEXAS OIL COMPANY
      South Texas Oil Company ("STXX") was formed for the purpose of the development and operation of oil and gas properties with proven reserves. South Texas Oil Company currently has 5,243.685 acres of oil properties made up of 3,605.222 acres in Frio County, Texas and 1,638.463 in Atascosa County, Texas.

       South Texas Oil Company conducts its oil exploration and production operations in southern Texas. At December 31, 2004, South Texas Oil Company had interests in ninety-one (91) wells located in Texas, all of which were operated by South Texas Oil Company. On April 1, 2005, South Texas Oil purchased an additional 44 oil wells, increasing the total number of wells South Texas Oil Company has interest in to 135 and total gross acres under lease to 5,243.685 acres.

      South Texas Oil Company was incorporated under the laws of the State of Texas on December 3, 1998 and with operations starting in February 2000.

      On April 1, 2005, South Texas Oil Company changed its name from Nutek Oil, Inc., to South Texas Oil Company.

      For the six months ended June 30, 2005, we generated revenues in the amount of $120,386 and a net loss of $(151,619). In addition, for the twelve months ended December 31, 2004, we generated revenues in the amount of $195,786 and net loss of $(183,196). Our accumulated deficit for the year ended December 31, 2004 was ($398,466).

      South Texas Oil Company's mailing address is: 900 NE Loop 410, Suite E-
121, San Antonio, Texas 78209.   South Texas Oil Company's phone number is 210-
568-9760 and fax number is 210-568-9761.

      South    Texas    Oil    Company's    website    can    be    found   at:
www.southtexasoil.com.

                                 THE OFFERING

Securities Offered by       Up to 9,130,003 including i) up to 7,170,775 shares
Selling Shareholders        of  common  stock underlying convertible debentures
                            in  the  amount   of  $2,300,000,  and  ii)  up  to
                            1,959,228 shares of common stock issuable upon the exercise of purchase warrants at an exercise price of $.574 per share.

(cont)

Common Stock Outstanding    Up to 13,919,174 Shares
after offering

Offering Price              The selling shareholders can sell the shares at any
                            price.

Use of Proceeds             This prospectus relates to shares  of  South  Texas
                            Oil Company's common stock that may be offered  and
                            sold from time to time by the selling stockholders.
                            We  will  not receive any proceeds from the sale of
                            shares by the  selling  shareholders.   However, we
                            will receive proceeds upon the exercise of any warrants that may be exercised by the selling shareholders. These funds will be used for ongoing operations.

Market for our Common Stock Our  Common  Stock  is  quoted   on   the  National
                            Quotation Bureau/Pink Sheets Electronic Quotation Service, under the trading symbol "STXX". The market for our Common Stock is highly volatile. We can provide no assurance that there will be a market in the future for our Common Stock.

      The above information regarding common stock to be outstanding after the offering is based on 4,789,171 shares of common stock outstanding as of August 1, 2005 and assumes the subsequent conversion of the aggregate sum of $2,300,000 in issued convertible debentures and the exercise of warrants by our selling stockholders.

      On July 28, 2005, South Texas Oil Company entered into a subscription agreement for $2,300,000, whereby we issued Convertible Debentures to the following: 1) $450,000 to the Longview Equity Fund LP, 2) $1,700,000 to the Longview Fund LP., and 3) 150,000 to the Longview International Equity Fund, LP. The interest rate shall not be less than eight percent (8%). The convertible notes are convertible into the number of common shares that would equal forty-five percent (45%) of the equity of the fully diluted shares of South Texas Oil Company. At the time of this registration, on a fully diluted basis, this would approximate 3,918,456 shares at $.587 per share. In conjunction with the convertible notes, warrants were issued to the note holders that convert into 1,959,228 common shares with an exercise price of $.574 per share.

      For each $1,000 of principal and interest that is converted, an amount of common stock equal to 0.000195652 of the common stock of South Texas Oil Company outstanding on a fully diluted basis as of the last day preceding the conversion date. For the purposes of this calculation only, "fully diluted basis" shall include all of the shares of South Texas Oil Company's common stock issuable upon conversion of all of the notes issued in this funding as if all such notes were fully converted on the closing date of this funding but shall not thereafter include shares of common stock issued upon the actual conversion of such notes and exercise of the related warrants.

       See the "Selling Stockholders" and "Risk Factors" sections for a complete description of the secured convertible notes.

RISK FACTORS

An investment in shares of South Texas Oil Company's Common Stock involves a high degree of risk. You should carefully consider the following information, which summarizes all material risks, together with the other information contained in this prospectus, before you decide to buy South Texas Oil Company's common stock. If any of the following risks actually occur, South Texas Oil Company's business would likely suffer. In these circumstances, the market price of South Texas Oil Company's common stock could decline, and you may lose all or part of your investment.

RISKS RELATING TO OUR BUSINESS:

1. SOUTH TEXAS OIL COMPANY MUST INCREASE ITS OIL PRODUCTION REVENUE OR THIS COULD ADVERSELY AFFECT OIL OPERATIONS.

    South Texas Oil Company's long term success is ultimately dependent on its ability to expand its revenue base through the acquisition and development of producing properties. South Texas Oil Company has made significant investments in producing properties in Texas. The acquisitions are not indicative of future success.

    All of the producing projects are subject to the risk of failure and the loss of South Texas Oil Company's investment. In the event South Texas Oil Company is not able to increase the revenues from its properties, or unable to continue to produce oil from its properties, the leases could fall into default and South Texas Oil Company lose its rights to those leases.

2. PRICES OF OIL FLUCTUATE WIDELY BASED ON MARKET CONDITIONS AND ANY EXTENDED DECLINE IN OIL PRICES MAY ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATION AND OUR ABILITY TO MEET OUR CAPITAL EXPENDITURE OBLIGATIONS AND FINANCIAL COMMITMENTS.

    South Texas Oil Company's revenues, operating results, cash flow and future rate of growth are very dependent upon prevailing prices for oil. Historically, oil markets have been volatile and not predictable, and they are likely to continue to be volatile in the future. The price we receive for our oil production heavily influences our revenue, profitability, access to capital and future rate of growth. Lower oil prices may not only decrease our revenues on a per unit basis but also may reduce the amount of oil that we can produce economically. A substantial or extended decline in oil or natural gas prices may materially and adversely affect our future business, financial condition, results of operations, liquidity or ability to finance planned capital expenditures. Prices for oil are subject to wide fluctuations in response to relatively minor changes in the supply of and demand for oil, market uncertainty and a variety of additional factors that are beyond our control, including:

    - political conditions in the oil producing and exporting countries;
    - the supply and price of foreign oil;
    - the level of consumer product demand;
    - the price and availability of alternative fuels;
    - the effect of federal and state regulation of production and transportation; and
    - the proximity of South Texas Oil Company's wells to pipelines and their capacity.

3. UNLESS WE REPLACE OUR OIL RESERVES, OUR RESERVES AND PRODUCTION WILL DECLINE, WHICH WOULD ADVERSELY AFFECT OUR CASH FLOWS AND INCOME.

    The following leases contain proved developed oil reserves: Ann Burns A, Jane Burns B, Jane Burns, G. Davidson, Foster, Talley, and E. Wright. The following leases have not been attributed with proved developed reserves: Ann Burns, Jane Burns C, Jane Burns D, Jane Burns E, Jane Burns F, Crowther, Hill, Rizik, Shell C, Smith et al, Tomblin, Wright, G.O. Davidson, Fowler A, Fowler C, Oldjamie, Diamond Head, Diamond Head A and Diamond Head B. Successful development and production of those reserves cannot be assured. Additional drilling or workovers will be necessary in future years both to maintain production levels and to define the extent and recoverability of existing reserves. South Texas Oil Company's present oil wells may not continue to produce at current or anticipated rates of production, development drilling may not be successful, production of oil may not commence when expected, there may be unfavorable markets for oil produced in the future or that prior production rates cannot be maintained. If South Texas Oil Company is unable to develop or produce reserves for continued production at current rates, South Texas Oil Company would become unprofitable or cease business.

4. DRILLING FOR AND PRODUCING OIL IS A HIGH RISK ACTIVITY WITH MANY UNCERTAINTIES THAT COULD ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS.

    Our future success will depend on the success of our exploitation, exploration, development and production activities. Our oil exploration and production activities are subject to numerous risks beyond our control, including the risk that drilling will not result in commercially viable oil production. Our decisions to purchase, explore, develop or otherwise exploit prospects or properties will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations. Our cost of drilling, completing and operating wells is often uncertain before drilling commences. Overruns in budgeted expenditures are common risks that can make a particular project uneconomical. The cost of drilling, completing and operating wells is often uncertain. Moreover, drilling may be curtailed, delayed or canceled as a result of many factors, including title problems, weather conditions, shortages of, or delays in delivery of equipment, as well as the financial instability of well operators, major working interest owners and well servicing companies. South Texas Oil Company's wells may be shut-in for lack of a market until a pipeline or gathering system with available capacity is extended into our area. Our oil wells may have production curtailed until production facilities and delivery arrangements are acquired or developed for them. The affect of one or more of the above factors could result in South Texas Oil Company becoming unprofitable or ceasing business.

5. COMPETITION IN THE OIL INDUSTRY IS INTENSE, WHICH MAY ADVERSELY AFFECT OUR ABILITY TO COMPETE.

    The oil industry is highly competitive. South Texas Oil Company competes with others for property acquisitions and for opportunities to explore or to develop and produce oil. South Texas Oil Company faces strong competition from many companies and individuals with greater capital, financial resources and larger technical

(cont)

staffs. South Texas Oil Company also faces strong competition in procuring services from a limited pool of laborers, drilling service contractors and equipment vendors. The affect of one or more of the above factors could result in South Texas Oil Company becoming unprofitable or ceasing business.

6. SOUTH TEXAS OIL COMPANY MAY NOT CARRY SUFFICIENT INSURANCE, WHICH COULD ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND FUTURE OPERATIONS.

    South  Texas  Oil  Company  and  well operators maintain general  liability insurance but it may not cover all future claims. If a large claim is successfully asserted against South Texas Oil Company, it might not be covered by insurance, or it might be covered but cause South Texas Oil Company to pay much higher insurance premiums or a large deductible or co-payment. Furthermore, regardless of the outcome, litigation involving Company operations or even insurance companies disputing coverage could divert management's attentions and energies away from operations. The nature of the oil business involves a variety of operating hazards such as fires, explosions, cratering, blow-outs, adverse weather conditions, pollution and environmental risks, encountering formations with abnormal pressures, and, in horizontal wellbores, the increased risk of mechanical failure and collapsed holes, the occurrence of any of which could result in substantial losses to South Texas Oil Company.

7. RESERVE ESTIMATES DEPEND ON MANY ASSUMPTIONS THAT MAY TURN OUT TO BE INACCURATE. ANY MATERIAL INACCURACIES IN THESE RESERVE ESTIMATES OR UNDERLYING ASSUMPTIONS WILL MATERIALLY AFFECT THE QUANTITIES AND PRESENT VALUE OF OUR RESERVES.

    Estimating proved reserves involves many uncertainties, including factors beyond South Texas Oil Company's control. There are uncertainties inherent in estimating quantities of proved oil reserves since petroleum engineering is not an exact science. Estimates of commercially recoverable oil reserves and of the future net cash flows from them are based upon a number of variable factors and assumptions including:

    - historical production from the properties compared with production from other producing properties;
    - the effects of regulation by governmental agencies;
    - future oil prices; and
    - future operating costs, severance and excise taxes, abandonment costs, development costs and workover and remedial costs.

8. GOVERNMENTAL REGULATION, ENVIRONMENTAL RISKS AND TAXES COULD ADVERSELY AFFECT SOUTH TEXAS OIL COMPANY'S OIL OPERATIONS IN THE STATE OF TEXAS.

    South Texas Oil Company's oil operations in Texas are subject to regulation by federal and state governments, including environmental laws. To date, South Texas Oil Company has not had to expend significant resources in order to satisfy environmental laws and regulations presently in effect. However, compliance costs under any new laws and regulations that might be enacted could adversely affect South Texas Oil Company's business and increase the costs of planning, designing, drilling, installing, operating and abandoning South Texas Oil Company's oil wells. Additional matters that are, or have been from time to time, subject to governmental regulation include land tenure, royalties, production rates, spacing,

(cont)

completion procedures, water injections, utilization, the maximum price at which products could be sold, energy taxes and the discharge of materials into the environment.

    South Texas Oil Company is subject to laws and regulations that control the discharge of materials into the environment require removal and cleanup in certain circumstances require the proper handling and disposal of waste materials or otherwise relate to the protection of the environment. In operating and owning petroleum interests, South Texas Oil Company may be liable for damages and the costs of removing hydrocarbon spills for which it is held responsible. Laws relating to the protection of the environment have in many jurisdictions become more stringent in recent years and may, in certain circumstances, impose strict liability, rendering South Texas Oil Company liable for environmental damage without regard to negligence of fault on the part of South Texas Oil Company. Such laws and regulations may expose South Texas Oil Company to liability for the conduct of, or conditions caused by, others or for acts of South Texas Oil Company that were in compliance with all applicable law at the time such acts were performed. The application of these requirements or the adoption of new requirements could have a material adverse effect on the business of South Texas Oil Company.

9. PROPERTIES THAT WE BUY MAY NOT PRODUCE AS PROJECTED, AND WE MAY BE UNABLE TO IDENTIFY LIABILITIES ASSOCIATED WITH THE PROPERTIES OR OBTAIN PROTECTION FROM SELLERS AGAINST THEM.

    Our business strategy includes a continuing acquisition program. The successful acquisition of producing properties requires assessments of many factors, which are inherently inexact and may be inaccurate, including the following:

    - the amount of recoverable reserves;
    - future oil prices;
    - estimates of operating costs;
    - estimates of future development costs;
    - estimates of the costs and timing of plugging and abandonment; and
    - potential environmental and other liabilities.

    Our assessment will not reveal all existing or potential problems, nor will it permit us to become familiar enough with the properties to assess fully their capabilities and deficiencies. In the course of our due diligence, we may not inspect every well, platform or pipeline. Inspections may not reveal structural and environmental problems, such as pipeline corrosion or groundwater contamination, when they are made. We may not be able to obtain contractual indemnities from the seller for liabilities that it created. We may be required to assume the risk of the physical condition of the properties in addition to the risk that the properties may not perform in accordance with our expectations.

10. INDEMNITIES MAY BE UNENFORCEABLE OR UNCOLLECTIBLE WHICH COULD ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND FUTURE OPERATIONS.

    The operating agreements with participants in a property provide for the indemnification of South Texas Oil Company as operator. Such indemnification may not be enforceable or a participant may not be financially able in all

(cont)

circumstances to comply with its indemnification obligations, or South Texas Oil Company may not be able to obtain such indemnification agreements in the future. The failure to obtain enforceable indemnification agreements or a participant's inability to indemnify South Texas Oil Company may cause South Texas Oil Company to assume all operating costs of a property. Such a result could adversely affect our business, financial condition and future operations which additionally, could cause the Registrant to become insolvent.

11. DEFEASANCE OF TITLE COULD ADVERSELY AFFECT SOUTH TEXAS OIL COMPANY'S OIL OPERATIONS.

    The possibility exists that title to one or more properties of South Texas Oil Company may be lost due to an omission in the claim of title. South Texas Oil Company does not maintain title insurance. If title to one or more properties is lost, this could adversely affect our business, financial condition and future operations.

12. A LIMITED OPERATING HISTORY COULD ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND FUTURE OPERATIONS.

    South Texas Oil Company first acquired its interests in producing oil wells in 2000. Because of the limited operating history of South Texas Oil Company, stockholders and South Texas Oil Company face a risk that future acquisitions of oil wells or development may be unsuccessful. South Texas Oil Company would then remain unprofitable which would adversely affect our business, financial condition and future operations.

13. LACK OF MANAGEMENT EXPERIENCE IN THE OIL AND GAS INDUSTRY COULD ADVERSELY AFFECT SOUTH TEXAS OIL COMPANY.

    Some members of Management and the Board of Directors do not have prior experience in the oil industry. Some members do have extensive work experience in geology, land acquisition, leasing properties for natural resource extraction (mining), and business management. The lack of experience in the oil industry may impair Management and the Directors' ability to evaluate and make decisions involving current operations of South Texas Oil Company and any future projects South Texas Oil Company may undertake in the oil industry. Such impairment and lack of experience could adversely affect our business, financial condition and future operations.

14. AMOUNT OF TIME OFFICERS CAN DEVOTE TO COMPANY OPERATIONS COULD HAVE A MATERIAL ADVERSE AFFECT ON SOUTH TEXAS OIL COMPANY.

    Two of South Texas Oil Company's officers Jason F. Griffith, our Chief Financial Officer and David Cummings our Vice President are both employed by other companies. Mr. Griffith, currently devotes approximately 25% of his time to the operations and demands of South Texas Oil Company and Mr. Cummings devotes approximately 50% of his time to the operations of South Texas Oil Company. If either of these officers of South Texas Oil Company could not perform the duties and responsibilities necessary for the success and development of South Texas Oil Company, this could have a material adverse affect on our business, financial condition and both current and future operations.

RISKS RELATING TO OUR STOCK:

15. OUR STOCK IS CONSIDERED A "PENNY STOCK" WHICH COULD HAVE AN ADVERSE EFFECT ON THE TRADING MARKET FOR SOUTH TEXAS OIL COMPANY'S SHARES.

    South Texas Oil Company's securities are classified as a "penny stock" based upon their market price and the manner in which they are traded. The Securities and Exchange Act of 1934 requires additional disclosure relating to the market for "penny stocks." A penny stock is generally defined to be any equity security not listed on NASDAQ or a national securities exchange that has a market price of less than $5.00 per share, subject to certain exceptions.

Among these exceptions are shares issued by companies that have:

     - net tangible assets of at least $2 million, if the issuer has been in continuous operation for three years;
     - net tangible assets of at least $5 million, if the issuer has been in continuous operation for less than three years; or
     - average annual revenue of at least $6 million for each of the last three years.

    South Texas Oil Company does not currently meet the requirements of these exceptions and, therefore, the common shares are deemed penny stocks for purposes of the Exchange Act at any time while South Texas Oil Company's common stock trades below $5.00 per share. In such cases, trading in South Texas Oil Company's shares is regulated pursuant to Rules 15-g-1 through 15-g-6 and 15-g-9 of the Exchange Act. Under these rules, brokers or dealers recommending our shares to prospective buyers would be required, unless an exemption is available, to:

    - deliver a lengthy disclosure statement in a form designated by the SEC relating to the penny stock market to any potential buyers, and obtain a written acknowledgement from each buyer that such disclosure statement has been received by the buyer prior to any transaction involving our shares;

    - provide detailed written disclosure to buyers of current price quotations for our shares, and of any sales commissions or other compensation payable to any broker or dealer, or any other related person, involved in the transaction;

    - send monthly statements to buyers disclosing updated price information for any penny stocks held in their accounts, and these monthly statements must include specified information on the limited market for penny stocks.

    In addition, as South Texas Oil Company is subject to the penny stock rules, all brokers or dealers involved in a transaction in which our shares are sold to any buyer, other than an established customer or "accredited investor," must make a special written determination that South Texas Oil Company's shares would be a suitable investment for the buyer, and the brokers or dealers must receive the buyer's written agreement to purchase our shares, as well as the buyer's written acknowledgement that the suitability determination made by the broker or dealer accurately reflects the buyer's financial situation, investment experience and investment objectives, prior to completing any transaction in our shares. These Exchange Act rules may limit the ability or willingness of brokers and other market

(cont)

participants to make a market in our shares and may limit the ability of our shareholders to sell in the secondary market, through brokers, dealers or otherwise. South Texas Oil Company also understands that many brokerage firms discourage their customers from trading in shares falling within the "penny stock" definition due to the added regulatory and disclosure burdens imposed by these Exchange Act rules. The SEC from time to time may propose and implement even more stringent regulatory or disclosure requirements on shares not listed on NASDAQ or on a national securities exchange. The adoption of the proposed changes that may be made in the future could have an adverse effect on the trading market for South Texas Oil Company's shares.

16. DILUTION COULD HAVE AN ADVERSE AFFECT ON THE OWNERSHIP OF THE STOCKHOLDER IN SOUTH TEXAS OIL COMPANY.

    South Texas Oil Company may issue more common shares at prices determined by the board of directors in any private placements or offerings of securities, possibly resulting in dilution of the value of common shares, and, given there is no preemptive right to purchase common shares, if a stockholder does not purchase additional common shares, the percentage share ownership of the stockholder in the Registrant will be reduced.

DIVIDEND POLICY

South Texas Oil Company anticipates that for the foreseeable future, earnings will be retained for the development of its business. Accordingly, South Texas Oil Company does not anticipate paying dividends on the common stock in the foreseeable future. The payment of future dividends will be at the sole discretion of South Texas Oil Company's Board of Directors and will depend on South Texas Oil Company's general business condition.

                                USE OF PROCEEDS

INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

    This Prospectus contains forward-looking statements, which involve substantial risks and uncertainties. Words such as "anticipate", "believe", "expect", "future", "may", "will", "should", "plan", "will likely result", "intend", "are expected to", "will continue", " is anticipated", "estimate", "project or projected", and similar expressions identify forward-looking statements. Accordingly, such statements are qualified in their entirety by reference to and are accompanied by the following discussion of certain important factors that could cause actual results to differ materially from such forward-looking statements. These statements are based on South Texas Oil Company's beliefs and the assurances made using information currently available to South Texas Oil Company. Because these statements reflect its current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual results could differ materially from the results discussed in the forward-looking statements. Some, but not all, of the factors that may cause these differences include those discussed in the risk factors. A reader should not place undue reliance on these forward-looking statements. A reader should also remember that these statements are made only as of the date of this report and future events may cause them to be less likely to prove to be true.

USE OF PROCEEDS

    South Texas Oil Company will not receive any of the proceeds from the sale of the shares of common stock offered by the selling shareholders under this prospectus. There is a warrant being issued with the current funding. If the warrant was exercised, the maximum South Texas Oil Company would receive are proceeds of approximately $1,125,007.

    If the resale of the warrant shares fails to be registered pursuant to an effective registration statement under the Securities Act, this warrant may affect a cashless exercise, including a calculation of the number of shares of Common Stock to be issued upon such exercise. In the event of a Cashless Exercise, in lieu of paying the Exercise Price in cash, the holder shall surrender this Warrant for that number of shares of Common Stock determined by multiplying the number of Warrant Shares to which it would otherwise be entitled by a fraction, the numerator of which shall be the difference between the then current market price per share of the common stock and the exercise price, and the denominator of which shall be the then current market price per share of common stock. For example, if the holder is exercising 100,000 warrants with a per warrant exercise price of $0.75 per share through a cashless exercise when the Common Stock's current Market Price per share is $2.00 per share, the holder will receive 62,500 shares of Common Stock.

    The proceeds, if any, that South Texas Oil Company receives from the exercise of warrants will be used for working capital in support of the growing business.

                                   DILUTION


THE CURRENT OFFERING MAY RESULT IN A DILUTION OF OUR NET TANGIBLE BOOK VALUE PER SHARE.

      Assuming there was no change in the net tangible book value (net tangible book value means total assets (exclusive of copyrights, patents, goodwill, research and development costs and similar intangible items) minus total liabilities of South Texas Oil Company after June 30, 2005 ($1,431,900) and taking into consideration $2,239,500 of estimated net proceeds to be received from the debentures issued and to be issued and $1,124,925 in estimated net proceeds that may be received from the exercise of warrants, our adjusted net tangible book value as determined after the receipt of such total net proceeds totaling $2,501,325 will be $.29 per share of common stock. This represents an immediate decrease in our net tangible book value of $0.01 per share of Common Stock to the Existing Stockholders, and an immediate dilution of $0.30 per share to the investors purchasing shares of common stock in this offering (the "New Stockholders").



The following table illustrates this per share dilution at June 30, 2005:


Offering Price per share of Common Stock (Avg)                           $ 0.59

Adjusted net tangible book value (deficit) per share of
Common Stock at June 30, 2005
Before this Offering                                                     $ 0.30

decrease attributable to the Offering                                    $(0.01)

Adjusted net tangible book value (deficit)
per share of Common Stock
After this Offering                                                      $ 0.29

Dilution in adjusted net tangible book
Value per share of Common Stock
to New Stockholders                                                      $ 0.30

SELLING SECURITY HOLDERS

Selling Shareholder Table

The table below sets forth information concerning the resale of shares of Common Stock by the Selling Stockholder. We will not receive any proceeds from the resale of the Common Stock by the Selling Stockholders.

Assuming the Selling Stockholder sells all the shares registered below, the Selling Stockholder will no longer continue to own any shares of our Common Stock.

The following table also sets forth the name of the person who is offering shares of common stock by this prospectus, the number of shares of common stock beneficially owned by such person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock such person will own after the offering, assuming he sells all of the shares offered.


Selling Stockholder            Shares Beneficially Owned  Shares Offered  Shares Beneficially Owned After Offering If All
                               Prior to the Offering      For Sale (5)    Offered Shares Are Sold (6)
                               Number of    Percentage                    Number of Shares             Percentage
                               Shares       (4)
Longview Fund LP (1)           6,786,305    141.7%        6,786,305       		0                      0%
Longview Equity Fund, LP (2)   1,786,305    37.3%         1,786,305       		0                      0%
Longview International Equity     595,435   12.4%         595,435         		0                      0%
Fund, LP (3)

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholder has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the debentures and exercise of the debenture warrants is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

The above investors do not hold any position or office, nor has had any material relationship with us or any of our affiliates within the past three years. The selling shareholders are not a broker-dealers or affiliates of a broker-dealer.

Notes to Selling Shareholder Table.

      (1) Longview Fund, L.P. is a private investment fund that is in the business of investing publicly-traded securities for their own accounts and is structured as a limited liability company whose members are the investors in the fund. The General Partner of the fund is Viking Asset Management, LLC, a California limited liability company which manages the operations of the fund. Peter T. Benz is the

(cont)

managing member of Viking Asset Management, LLC. As the control person of the shares owned by Longview Fund, LP, Peter T. Benz may be viewed as the beneficial owner of such shares pursuant to Rule 13d-3 under the Securities Exchange Act of 1934.

      (2) Longview Equity Fund, L.P. is a private investment fund that is in the business of investing publicly-traded securities for their own accounts and is structured as a limited liability company whose members are the investors in the fund. The General Partner of the fund is Viking Asset Management, LLC, a California limited liability company which manages the operations of the fund. Peter T. Benz is the managing member of Viking Asset Management, LLC. As the control person of the shares owned by Longview Equity Fund, LP, Peter T. Benz may be viewed as the beneficial owner of such shares pursuant to Rule 13d-3 under the Securities Exchange Act of 1934.

      (3) Longview International Equity Fund, L.P. is a private investment fund that is in the business of investing publicly-traded securities for their own accounts and is structured as a limited liability company whose members are the investors in the fund. The General Partner of the fund is Viking Asset Management, LLC, a California limited liability company which manages the operations of the fund. Peter T. Benz is the managing member of Viking Asset Management, LLC. As the control person of the shares owned by Longview International Equity Fund, LP, Peter T. Benz may be viewed as the beneficial owner of such shares pursuant to Rule 13d-3 under the Securities Exchange Act of 1934.

      (4) Percentages are based on 4,789,171 shares of our common stock issued as of August 1, 2005.

      (5) This column represents the total number of shares of common stock that each selling security holder intends to sell based on the current market price at the time the registration statement was first filed plus the common share that would be issued upon exercise of the related warrants.

      (6) Each convertible note holder shall not be entitled to convert that amount of their note that would result in a number of shares of common stock held which would be in excess of the sum of the number of shares of common stock beneficially owned by the note holder and its affiliates on that date of more than 4.99% of the outstanding shares of common stock of South Texas Oil Company on that date. (see discussion in the recent financing section above).

PLAN OF DISTRIBUTION

      Each selling stockholders will most likely sell their shares on the open market. Our stock is quoted on the National Quotation Bureau/Pink Sheets Electronic Quotation Service under the symbol STXX.

    Therefore, the selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. This registration statement does not cover sales by any of the selling shareholders respective pledges, donees, transferees and other successors-in-interest. The selling stockholders may use any one or more of the following methods when selling shares:

    - Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

    - Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

    - Purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;

    -  An exchange distribution following the rules of the applicable exchange;

    -  Privately negotiated transactions;

    - Short sales that are not violations of the laws and regulations of any state of the United States;

    - Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

    -  A combination of any such methods of sale any other lawful method.

    The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under his prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may also engage in,

    - Short selling against the box, which is making a short sale when the seller already owns the shares.

    - Other transactions in our securities or in derivatives of our securities and the subsequent sale or delivery of shares by the stockholder.

    - Pledging shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer to sell the pledged shares.

(cont)

    Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from selling stockholders in amounts to be negotiated. If any broker-dealer acts as agent for the purchaser of shares, the broker-dealer may receive commission from the purchaser in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

    The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder can only cover its short position with the securities they receive from us upon conversion. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

    The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be considered to be "underwriters" within the meaning of the Securities Act for such sales. An underwriter is a person who has purchased shares from an issuer with a view towards distributing the shares to the public. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.

    We are required to pay all fees and expenses incident to the registration of the shares in this offering. However, we will not pay any commissions or any other fees in connection with the resale of the common stock in this offering. We have agreed to indemnify the selling shareholders and their officers, directors, employees and agents, and each person who controls any selling shareholder, in certain circumstances against certain liabilities, including liabilities arising under the Securities Act. Each selling shareholder has agreed to indemnify South Texas Oil Company and its directors and officers in certain circumstances against certain liabilities, including liabilities arising under the Securities Act.

    If the selling stockholder notifies us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

Standstill Agreement

    The directors and officers will only be permitted to sell shares of South Texas Oil Company common stock during the initial twelve months "the Restriction Period" as follows: (i) up to five percent (5%) of the amount of shares of Common Stock actually owned by the Holder on the Initial Closing Date (as defined in the Subscription Agreement), (ii) if all the common shares being registered have been resold by the note holders pursuant to this registration statement or Rule 144, without regard to volume limitations (i.e. 144k), or
(iii) the date that the convertible note has been fully paid. In no event may more than one percent (1%) of the amount of shares of Common Stock actually owned by the Holder on the Initial Closing Date be sold during any thirty (30) day period, unless criteria (ii) or (iii) have been met or the initial Restriction Period has passed.

    The applicable number of shares is as follows: 1) Murray Conradie, 431,179 shares and 2) Jason Griffith, 136,664 shares.

                               LEGAL PROCEEDINGS

    South Texas Oil Company is from time to time involved in litigation incident to the conduct of its business. Certain litigation with third parties and present and former employees of South Texas Oil Company is routine and incidental, such litigation can result in large monetary awards for compensatory or punitive damages.

    South Texas Oil Company is not a party to any pending material legal proceeding. To the knowledge of management, no federal, state or local governmental agency is presently contemplating any proceeding against South Texas Oil Company. To the knowledge of management, no director, executive officer or affiliate of South Texas Oil Company, any owner of record or beneficially of more than 5% of South Texas Oil Company's common stock is a party adverse to South Texas Oil Company or has a material interest adverse to South Texas Oil Company in any proceeding.

         DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS;
              COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT.

Directors and Executive Officers

    The  following  table  sets  forth   information  regarding  our  executive
officers, certain other officers and directors as of June 30, 2005:

      Name                  Age   Position/Office        Served Since

      Murray N. Conradie    39    Chairman/President/CEO April 1999
      Jason F. Griffith     27    CFO/Director           June 2002
      David Cummings        45    VP of Operations       September 2002
      Conrad Humbke         71    Director               November 2004

    The following is a brief description of the business background of the directors and executive officers of South Texas Oil Company:

Murray N. Conradie - President/CEO and Chairman of the Board

    Mr. Conradie has been the CEO and Chairman of the Board and a Director of South Texas Oil Company since April 1999. He was also the CEO and Chairman of the Board and a Director of Datascension, Inc., a public company trading on the OTCBB, since April 1999, the parent company of South Texas Oil Company, prior to the spin-off. He resigned from Datascension Inc, on April 1, 2005 to focus more attention on South Texas Oil Company. Mr. Conradie has several years of experience in creating and developing start-up enterprises and has a background in Law and Accounting.

Jason F. Griffith - CFO/Director

    Mr. Griffith is currently the CFO and a Director of South Texas Oil Company, and the prior CFO and Director of Datascension, Inc., a public company trading on the OTCBB, which was the parent company of South Texas Oil Company, prior to the spin-off. Mr. Griffith held both these positions from June of 2002. He resigned from Datascension Inc, on April 1, 2005 to focus more attention on South Texas Oil Company. Prior to that, Mr. Griffith was the accounting manager for a CPA firm in Henderson, Nevada starting in August of 2001. Before taking on this position, he worked for Arthur Andersen in Memphis, Tennessee from December 1998 until his move to Nevada in the summer of 2001. Prior to joining Arthur Andersen, Mr. Griffith was in the process of completing his undergraduate degree and Masters in Accounting from Rhodes College in Memphis, Tennessee. Mr. Griffith is a licensed CPA in both the state of Nevada and Tennessee. He is a member of the American Institute of Certified Public Accountants, The Association of Certified Fraud Examiners, The Institute of Management Accountants, along with being a member of the Nevada and Tennessee State Society of CPAs.

Dave Cummings - Vice President Operations

    Dave Cummings has numerous years experience in the South Texas oilfields with various independent producers, handling all areas of field operations. Dave Cummings has numerous years experience in the South Texas oilfields with various independent producers, handling all areas of field operations. Dave Cummings has owned and operated Cummings Wireline Service since 1985, while also sub-contracting for USA Plugging, Inc. since 1999.

(cont)

Conrad Humbke - Director

    Mr. Humbke has many years experience in the oil and gas industry and has served both as a director and officer of oil and gas companies which also included oil and mining exploration. Mr. Humbke has been in retirement for the past 5 years.

Significant Employees

    South Texas Oil Company has not identified any employee who is not an executive who is expected to make a significant contribution to the business.

Family Relationships

    There are no family relationships among the directors, executive officers or persons nominated or chosen by South Texas Oil Company to become directors or executive officers.

Legal Proceedings

    None of South Texas Oil Company's directors, executive officers or nominees for such office have been involved in any legal proceedings related to bankruptcy of an entity where they held such positions; nor charged or convicted in any criminal proceedings; nor subject to any order, judgment, or decree permanently or temporarily enjoining, barring, suspending or other wise limiting their involvement in any type of business, securities or banking activities; nor found in any manner whatsoever to have violated a federal or state securities or commodities law.

    None of South Texas Oil Company's officers or directors, nor to the knowledge of South Texas Oil Company, any of South Texas Oil Company's control persons, has:

    - had any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

    - been convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

    - been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

    - been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, where the judgment has not been reversed, suspended or vacated.

Committees

      South Texas Oil Company does not have any audit, compensation, and executive committees. Because the Board of Directors currently consists of only three members, South Texas Oil Company does not have a standing nominating, compensation

(cont)

or audit committee. Rather, the full Board of Directors performs the functions of these committees. South Texas Oil Company does not believe it is necessary for its Board of Directors to appoint such committees because the volume of matters that come before its Board of Directors for consideration permits each Director to give sufficient time and attention to such matters to be involved in all decision making.

Conflicts of Interest

    The officers and directors of South Texas Oil Company are now and may in the future become shareholders, officers or directors of other companies which may be engaged in business activities similar to those conducted by South Texas Oil Company. Accordingly, additional direct conflicts of interest may arise in the future with respect to such individuals acting on behalf of South Texas Oil Company or other entities. Moreover, additional conflicts of interest may arise with respect to opportunities which come to the attention of such individuals in the performance of their duties or otherwise. South Texas Oil Company does not currently have a right of first refusal pertaining to opportunities that come to management's attention insofar as such opportunities may relate to South Texas Oil Company's proposed business operations.

    The officers and directors are, so long as they are officers or directors of South Texas Oil Company, subject to the restriction that all opportunities contemplated by South Texas Oil Company's plan of operation which come to their attention, either in the performance of their duties or in any other manner, will be considered opportunities of, and be made available to South Texas Oil Company and the companies that they are affiliated with on an equal basis. A breach of this requirement will be a breach of the fiduciary duties of the officer or director. If South Texas Oil Company or the companies in which the officers and directors are affiliated with both desire to take advantage of an opportunity, then said officers and directors would abstain from negotiating and voting upon the opportunity. However, all directors may still individually take advantage of opportunities if South Texas Oil Company should decline to do so. Except as set forth above, South Texas Oil Company has not adopted any other conflict of interest policy with respect to such transactions.

Compliance with Section 16(a) of the Exchange Act

    Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities (referred to as "reporting persons"), to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock. Reporting persons are required by Commission regulations to furnish us with copies of all
Section 16(a) forms they file.

    Based solely upon a review of Forms 3, 4 and 5 furnished to us, we are not aware of any person who at any time during the fiscal year ended December 31, 2004, was a director, officer, or beneficial owner of more than ten percent of our common stock, who failed to file, on a timely basis, reports required by
Section 16(a) of the Securities Exchange Act of 1934 during such fiscal year.

Code of Ethics

    We have adopted a code of ethics that applies to our executive officers, including our Chief Executive Officer and Chief Financial Officer.

Indemnification of Directors and Officers.

    The By-laws of South Texas Oil Company state that to the extent allowed by Nevada State law, as same may be amended, and subject to the required procedure thereof, the corporation shall indemnify any person who was or is a party of is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth information as of the date of this Prospectus certain information with respect to the beneficial ownership of the Common Stock of South Texas Oil Company concerning stock ownership by (i) each director, (ii) each executive officer, (iii) the directors and officers of South Texas Oil Company as a group, (iv) and each person known by South Texas Oil Company to own beneficially more than five (5%) of the Common Stock. Unless otherwise indicated, the owners have sole voting and investment power with respect to their respective shares. The mailing address for each of the persons indicated is our corporate headquarters.

    Beneficial ownership is determined under the rules of the Securities and Exchange Commission. In general, these rules attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities and includes, among other things, securities that an individual has the right to acquire within 60 days. Unless otherwise indicated, the stockholders identified in the following table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

     (a)   Security Ownership of Certain Beneficial Owners

         NONE

     (a)  Security Ownership of Management

The following table sets forth the share holdings of South Texas Oil Company's directors and executive officers as of August 1, 2005, with these computations based upon 4,789,171 shares of common stock being outstanding, and no options granted being exercised.

Title of         Name and Address        Amount and Nature      Percent of
Class            of Beneficial Owner     of Beneficial Owner    Class

Common    Murray N. Conradie             President/CEO             9.00%
          6330 McLeod Drive, Suite 1     Chairman
          Las Vegas, Nevada 89120        431,179 Shares

Common    Jason F. Griffith              CFO/Director              2.85%
          6330 McLeod Drive, Suite 1     136,664 Shares
          Las Vegas, Nevada 89120

Common    David Cummings                 VP Field Operations       2.46%
          6330 McLeod Drive, Suite 1     117,631 Shares
          Las Vegas, Nevada 89120

Common    Conrad Humbke                  Director                   0.0%
          6330 McLeod Drive, Suite 1     0 Shares
          Las Vegas, Nevada 89120

Common    Officers and Directors
          as a Group                     685,474 Shares           14.31%

    Mr. Conradie, Mr. Griffith, Mr. Cummings, and Mr. Humbke have options to purchase a total of 375,000 shares of South Texas Oil Company's Common Stock at $.46 any time before March 31, 2009; and a total of 350,000 shares at $.50 any time before March 31, 2014.

    The percentage ownership calculations listed above are based upon 4,789,171 shares of common stock being outstanding, and no options granted being exercised as of August 1, 2005.

Persons Sharing Ownership of Control of Shares

    Management has no knowledge of the existence of any arrangements or pledges of South Texas Oil Company's securities which may result in a change in control of South Texas Oil Company.

    No person owns or shares the power to vote ten percent (10%) or more of South Texas Oil Company's securities.

                           DESCRIPTION OF SECURITIES

Authorized Capital Stock.

    The authorized capital stock of South Texas Oil Company consists of 50,000,000 shares of common stock with a par value of $.001; and 5,000,000 shares of preferred stock at a par value of $.001.

(cont)

    Common Stock. The holders of the common stock are entitled to one vote per share on each matter submitted to a vote at any meeting of the shareholders. Shares of common stock do not carry cumulative voting rights, and therefore a majority of the shares of outstanding common stock will be able to elect the entire Board of Directors, and if they do so, minority stockholders would not be able to elect any persons to the Board of Directors. South Texas Oil Company's By-laws provide that a majority of the issued and outstanding shares of South Texas Oil Company shall constitute a quorum for shareholders' meeting except with respect to certain matters for which a greater percentage quorum is required by statute or South Texas Oil Company's Articles of Incorporation or By-laws.

    Shareholders of South Texas Oil Company have no pre-emptive rights to acquire additional shares of common stock or other securities. The common stock is not subject to redemption and carries no subscription or conversion rights.

    Preferred Stock. As of August 1, 2005, there were no preferred shares issued or outstanding. The Board of Directors is authorized by the Articles of Incorporation to prescribe by resolution the voting powers, designations, preferences, limitations, restrictions, reactive rights and distinguishing designations of the preferred shares if issued.

Shares Eligible for Future Sale

On the date of this offering, South Texas Oil Company has issued 4,789,171 shares of Common Stock. Sales of a substantial number of shares of South Texas Oil Company's Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. South Texas Oil Company is registering with this document 9,130,003 shares of Common Stock for resale, all of which will be freely tradable without restriction or further registration under the Securities Act. 7,170,775 of the underlying common shares that are being registered through this document pertain to a $450,000 in Convertible Debentures issued to the Longview Equity Fund, LP, $1,700,000 in convertible debentures issued to the Longview Fund LP, and $150,000 in convertible debentures issued to the Longview International Equity Fund, LP.

This statement also includes the registration of warrants to issue 1,959,228 shares of common stock with an exercise price of $0.574 per share. These shares are related to the convertible debentures issued above.

The Shares being offered for resale by our Selling Stockholders are issuable in accordance with {section} 4(2) and Rule 506 under the Securities Act of 1933, as amended (the "Securities Act"),

Recent Financing

On July 28, 2005, South Texas Oil Company entered into a subscription agreement for $2,300,000, whereby we issued Convertible Debentures to the following: 1) $450,000 to the Longview Equity Fund LP, 2) $1,700,000 to the Longview Fund LP., and 3) $150,000 to the Longview International Equity Fund, LP. The interest rate on these notes shall not be less than eight percent (8%). The convertible notes are convertible into the number of common shares that would equal forty-five percent (45%) of the equity of the fully diluted shares of South Texas Oil Company. At the

(cont)

time of this registration, on a fully diluted basis, this would approximate 3,918,456 shares at $.587 per share. The subscription agreement executed required South Texas Oil Company to reserve shares at 175% of the shares estimated to be issued plus interest or an aggregate of 7,170,775 shares. In conjunction with the convertible notes, warrants were issued to the note holders that convert into 1,959,228 common shares with an exercise price of $.574 per share.

    There are no provisions in the By-laws or Articles of Incorporation of South Texas Oil Company which would delay, defer or prevent a change in control of South Texas Oil Company.

    The stock transfer agent for South Texas Oil Company is Transfer Online, Inc., located at 317 SW Alder Street, 2nd Floor, Portland, OR 97204. Their telephone and fax numbers are respectively (503) 227-2950 and (503) 227-6874.

                    INTEREST OF NAMED EXPERTS AND COUNSEL.

Experts

    The financial statements of South Texas Oil Company at December 31, 2004, appearing in this Prospectus and Registration Statement have been audited by Larry O'Donnell, CPA, P.C. Certified Public Accountant, our independent auditor, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

Legal Matters

    Legal matters concerning the issuance of shares of common stock offered in this registration statement will be passed upon by Naccarato & Associates, Owen Naccarato, Esq.

    DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT
                                 LIABILITIES.

    Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling South Texas Oil Company. South Texas Oil Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                            DESCRIPTION OF BUSINESS

Glossary of Terms

CONDENSATE refers to hydrocarbons associated with natural gas which are liquid under surface conditions but gaseous in a reservoir before extraction.

DEPLETION is the reduction in petroleum reserves due to production.

FORMATION is a reference to a group of rocks of the same age extending over a substantial area of a basin.

HYDROCARBONS is the general term for oil, gas, condensate and other petroleum products.

PARTICIPATION INTEREST or WORKING INTEREST is an equity interest (compared with a royalty interest) in an oil and gas property whereby the participating interest holder pays its proportionate percentage share of development and operating costs and receives the equivalent share of the proceeds of hydrocarbon sales after deduction of royalties due on the gross income.

PROSPECT is a potential hydrocarbon trap which has been confirmed by geological and geophysical studies to the degree that drilling of an exploration well is warranted.

PROVED RESERVES of crude oil, natural gas, or natural gas liquids are estimated quantities that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

      Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation tests or if core analysis and/or log interpretation demonstrates economic producibility with reasonable certainty. The area of a reservoir considered proved includes (1) that portion delineated by drilling and defined by fluid contacts, if any, and (2) the immediately adjoining portions not yet drilled that can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of data on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir. Proved reserves are estimates of hydrocarbons to be recovered from a given data forward. They are expected to be revised as hydrocarbons are produced and additional data become available.

      Reserves that can produce economically through the application of established improved recovery techniques are included in the proved classification when these qualifications are met: (1) successful testing by a pilot project, or the operation of an installed program in that reservoir, provides support for the engineering analysis on which the project or program was based, and (2) it is reasonably certain the project will proceed. Estimates of proved reserves do not include the following: (1) oil that may become available from known reservoirs but is classified separately as indicated additional reserves; (2) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt

(cont)

because of uncertainty as to geology, reservoir characteristics, or economic factors; (3) crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and (4) crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite and other such sources. PROVED DEVELOPED RESERVES A subcategory of proved reserves. They are those reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery are considered developed only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

PROVED UNDEVELOPED RESERVES is a subcategory of proved reserves. They are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage are limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units are claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Estimates for proved undeveloped reserves are not attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

RESERVOIR is a porous and permeable sedimentary rock formation containing adequate pore space in the rock to provide storage space for oil, gas or water.

TRAP is a geological structure in which hydrocarbons build up to form an oil or gas field.

      (a)  Business Development

Historical Corporate Development

      South Texas Oil Company was incorporated under the laws of the State of Texas on December 3, 1998 and was not operational until February 22, 2000. At inception South Texas Oil Company's Articles of Incorporation Authorized 50,000,000 Common Shares at $.001 Par Value and 5,000,000 preferred shares at $.001 Par Value.

      On February 22, 2000, South Texas Oil Company issued to Nutek, Inc. (the parent company) 4,500,000 unregistered shares of its $.001 par value common stock for selected assets, at their fair market value of $1,279,896. Nutek, Inc. had acquired these selected assets from the Clipper Operating Company.

      On or about May 10, 2001, the domicile of the Corporation was changed from Texas to Nevada and was incorporated in the State of Nevada on that date.

      On August 1, 2001 a dividend of approximately 509,604 shares of the common stock of South Texas Oil Company was distributed pro rata to Nutek Inc., shareholders on the basis of a ratio of one (1) share of South Texas Oil Company for each one hundred (100) issued and outstanding shares of Nutek, Inc. held.

      On September 17, 2002, South Texas Oil Company began trading its Common Shares on the Pink Sheets Electronic Quotation Service.

      On January 8, 2004 the parent Company distributed a further dividend of shares of the common stock of South Texas Oil Company. This distribution was distributed pro rata to Nutek Inc., shareholders on the basis of a ratio of one
(1) share of South Texas Oil Company for each five hundred (500) issued and outstanding shares of Nutek, Inc. held.

      The dividend was in the form of a dividend certificate representing restricted common stock, and was distributed to the parent Company's beneficial stockholders of record as of the record date, which was January 8, 2004.

      On April 1, 2005, South Texas Oil Company changed its name from Nutek Oil, Inc., to South Texas Oil Company.

      (b)  Business of Issuer

      South Texas Oil Company was formed for the purpose of development and operation of oil and gas properties with proven reserves. South Texas Oil Company's strategy is to focus in domestic areas where major oil and gas producing companies have reduced their exploration efforts to move offshore and overseas in search of the larger reserves. South Texas Oil Company's initial development strategy has been to acquire such proven fields and attempt to increase production and the exploration of other proven formations in the same fields.

      However, marginal wells frequently have production costs that are higher than the revenue from hydrocarbons produced which would have a material adverse affect on earnings. See Risk Factors Relating to the Oil Industry and Our Business.

      South Texas Oil Company's primary operational strategy includes the operation of its own projects, giving it substantial control over drilling and production costs. South Texas Oil Company has associated itself with Mr. Pete Maupin and Mr. Conrad Humbke, two experienced exploration and development engineering and geology personnel with a combined knowledge of over 50 years in the oil industry to advise on methods of adding production at lower costs through development drilling, work-overs, behind pipe re-completions and secondary recovery operations.

General Discussion of Operations

      From inception in 1998, South Texas Oil Company had no operations until it acquired its interests in producing oil wells in 2000. South Texas Oil Company has a very limited operating history with comparatively limited assets and cash resources.

      South Texas Oil Company currently has one full time employee and two part-time employees and contracts the services of consultants in the various areas of expertise as required. Mr. Griffith, who is an officer of South Texas Oil Company, currently devotes no more than 25% of his time to the operations of South Texas Oil Company. The other part-time employee, Mr. Cummings, our Vice President of Operations devotes no more than 50% of his time to the operations of the of South Texas Oil Company.

(cont)

      The way in which the business currently operates is as follows:

      Most of the engineering and geology for South Texas Oil Company's projects is performed by consulting firms, while the actual drilling, rework and other field operations are performed on a project basis by contractors who bid for the work. This is the most cost-effective manner of operation, as the range of expertise and services required varies by project and time duration.

      South Texas Oil Company employs, a pumping and field-work service operator, Smitty's Pumping, located in Devine, Texas to manage the day to day field operations. This includes oil lease repairs to electrics, maintaining the operation of the wells, providing production reports to South Texas Oil
Company and communicating with the oil haulers to collect production when necessary.

      South Texas Oil Company's Vice President of Operations, David Cummings, provides accounting and disbursement reports on all of the leases and other royalty and working interest percentages of each of South Texas Oil Company's projects as well as to prepare oil and gas production revenue disbursements which are sent to the Corporate Office for verification and evaluation. Mr. Cummings also prepares and submits all the necessary documentation and reports to the Texas Rail Road Commission to keep South Texas Oil Company in compliance.

      Mr. Pete Maupin and Mr. Conrad Humbke, are available to advise on methods of adding production at lower costs through development drilling, work-overs, behind pipe re-completions and secondary recovery operations. Additionally, if required, Mr. Maupin is available to supervise well work-overs, drilling, re-entry operations, supervise any lease work. Both Mr. Maupin and Mr. Humbke are also available to evaluate potential oil opportunities.

      South Texas Oil Company feels the amount of time devoted to operations by employees is sufficient enough to cover the current operational requirements.

Environmental and Government Compliance and Costs.

      All oil and gas operations are subject to extensive environmental permitting and governmental regulation. All drilling and rework operations are subject to inspection by local, state and federal regulators. Violation of these requirements or environmentally damaging spills or accidents due to non-compliance in these areas can result in fines and, depending on the severity of the negligence, criminal prosecution. South Texas Oil Company is not currently a party to any judicial or administrative proceedings which involve environmental regulations or requirements and management believes that it is in substantial compliance with all applicable environmental regulations.

GOVERNMENTAL REGULATION

      GENERAL. South Texas Oil Company is subject to federal, state and local laws and regulations governing environmental quality and pollution control. It is anticipated that, absent the occurrence of an extraordinary event, compliance with existing federal, state and local laws, rules and regulations concerning the protection of the environment and human health will not have a material effect upon South Texas Oil Company, capital expenditures, or earnings. South Texas Oil

(cont)

Company cannot predict what effect additional regulation or legislation, enforcement policies thereunder and claims for damages for injuries to property, employees, other persons and the environment resulting from South Texas Oil Company's operations. South Texas Oil Company's operations related to the exploration, development and production of oil and natural gas are subject to stringent environmental regulation by state and federal authorities including the Environmental Protection Agency ("EPA"). This regulation has increased the cost of planning, designing, drilling, operating and in some instances, abandoning wells. In most instances, the regulatory requirements relate to the handling and disposal of drilling and production waste products and waste created by water and air pollution control procedures. Although South Texas Oil Company believes that compliance with environmental regulations will not have a material adverse effect on its operations or results of these operations, risks of substantial costs and liabilities are inherent in oil and gas operations, and there can be no assurance that significant costs and liabilities, including criminal penalties, will not be incurred. Moreover, it is possible that other developments, including stricter environmental laws and regulations, and claims for damages for injuries to property or persons resulting from South Texas Oil Company activities could result in substantial costs and liabilities.

      EXPLORATION AND PRODUCTION. South Texas Oil Company's operations are subject to various types of regulation at the federal, state and local levels. Such regulation includes requiring permits for the drilling of wells, maintaining bonding requirements in order to drill or operate wells and regulating the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled, the plugging and abandoning of wells and the disposal of fluids used or obtained in connection with operations. South Texas Oil Company is also subject to various conservation regulations. These include the regulation of the size of drilling and spacing units and the density of wells which may be drilled and the unitization or pooling of oil and gas properties. In addition, state conservation laws establish maximum rates of production from oil and gas wells, generally prohibit the venting or flaring of gas and impose certain requirements regarding the ratability of production. These regulations limit the amount of oil and gas that can be produce from wells and to limit the number of wells or the locations at which wells can be drill.

      WASTE DISPOSAL. South Texas Oil Company currently owns or leases, and has in the past owned or leased, numerous properties that for many years have been used for the exploration and production of oil. Although South Texas Oil Company has utilized operating and disposal practices that were standard in the industry at the time, hydrocarbons or other wastes may have been disposed of or released on or under the properties owned or leased by South Texas Oil Company or on or under other locations where these wastes have been taken for disposal. State and federal laws applicable to oil and natural gas wastes and properties have gradually become stricter. Under these laws, South Texas Oil Company could be required to remove or remediate previously disposed wastes (including wastes disposed of or released by prior owners or operators) or property contamination (including groundwater contamination) or to perform remedial plugging operations to prevent future contamination. South Texas Oil Company's operations and activities may generate wastes, including hazardous wastes, that are subject to the federal Resource Conservation and Recovery Act ("RCRA") and comparable state statutes. The EPA and applicable state agencies have limited the disposal options for certain hazardous

(cont)

and nonhazardous wastes and are considering the adoption of stricter disposal standards for nonhazardous wastes. Furthermore, certain wastes that may be generated by the oil and natural gas operations that are currently exempt from treatment as hazardous wastes may in the future be designated as hazardous wastes, and therefore be subject to considerably more rigorous and costly operating and disposal requirements.

      SUPERFUND. The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), also known as the "Superfund" law, imposes liability, without regard to fault or the legality of the original conduct, on certain classes of persons with respect to the release of a "hazardous substance" into the environment. These persons include the owner and operator of a site, persons that disposed of or arranged for the disposal of the hazardous substances found at a site, and prior owners and operators of the site. CERCLA also authorizes the EPA and, in some cases, third parties to take actions in response to threats to the public health or the environment and to seek to recover from responsible classes of persons the costs of such action. In the course of operations, South Texas Oil Company's operations and activities may generate wastes that fall within CERCLA's definition of "hazardous substances." South Texas Oil Company may be responsible under CERCLA for all or part of the costs to clean up sites at which such wastes have been released. To date, however, neither South Texas Oil Company nor, to its knowledge, its predecessors have been named a potentially responsible party under CERCLA or similar state Superfund laws affecting the Leases on which South Texas Oil Company's wells are located.

      AIR EMISSIONS. South Texas Oil Company's operations and activities are subject to local, state and federal regulations for the control of emissions of air pollution. Legal and regulatory requirements in this area are increasing, and there can be no assurance that significant costs and liabilities will not be incurred in the future as a result of new regulatory developments. In particular, regulations promulgated under the Clean

      Air Act Amendments of 1990 may impose additional compliance requirements that could affect the operations. However, it is currently impossible to predict accurately the effect, if any, of the Clean Air Act Amendments on South Texas Oil Company's operations and activities. South Texas Oil Company may in the future become subject to civil or administrative enforcement actions for failure to comply strictly with air regulations or permits. These enforcement actions are generally resolved by payment of monetary fines and correction of any identified deficiencies. Alternatively, regulatory agencies could require South Texas Oil Company to forego construction or operation of certain air emission sources.

      OSHA. In the conduct of its activities South Texas Oil Company and its operations will be subject to the requirements of the federal Occupational Safety and Health Act ("OSHA") and comparable state statutes. The OSHA hazard communication standard, the EPA community right-to-know regulations under Title III of the federal Superfund Amendment and Reauthorization Act and similar state statutes require us to organize information about hazardous materials used, released or produced in its operations. Certain of this information must be provided to employees, state and local governmental authorities and local citizens. South Texas Oil Company is also subject to the requirements and reporting set forth in OSHA workplace standards.

      OPA AND CLEAN WATER ACT. Federal regulations require certain owners or operators of facilities that store or otherwise handle oil to prepare and implement spill prevention control plans, countermeasure plans and facilities response plans relating to the possible discharge of oil into surface waters. The Oil Pollution Act of 1990 ("OPA") amends certain provisions of the federal Water Pollution Control Act of 1972, commonly referred to as the Clean Water Act ("CWA"), and other statutes as they pertain to the prevention of and response to oil spills into navigable waters. The OPA subjects owners of facilities to strict joint and several liability for all containment and cleanup costs and certain other damages arising from a spill, including, but not limited to, the costs of responding to a release of oil to surface waters. The CWA provides penalties for any discharges of petroleum product in reportable quantities and imposes substantial liability for the costs of removing a spill. State laws for the control of water pollution also provide varying civil and criminal penalties and liabilities in the case of releases of petroleum or its derivatives into surface waters or into the ground. Regulations are currently being developed under OPA and state laws concerning oil pollution prevention and other matters that may impose additional regulatory burdens on South Texas Oil Company.

      SAFE DRINKING WATER ACT. South Texas Oil Company's operations and activities involve the disposal of produced saltwater and other nonhazardous oilfield wastes by reinjection into the subsurface. Under the Safe Drinking Water Act ("SDWA"), oil and gas operators, like South Texas Oil Company, must obtain a permit for the construction and operation of underground Class II injection wells. To protect against contamination of drinking water, periodic mechanical integrity tests are often required to be performed by the well operator.

      TOXIC SUBSTANCES CONTROL ACT. The Toxic Substances Control Act ("TSCA") was enacted to control the adverse effects of newly manufactured and existing chemical substances. Under the TSCA, the EPA has issued specific rules and regulations governing the use, labeling, maintenance, removal from service and disposal of PCB items, including transformers and capacitors used by oil and gas companies. South Texas Oil Company believes it is in compliance with the TSCA and that the TSCA will not have a material adverse effect on South Texas Oil Company's operations and activities.

      In many cases there is a bond required of operators to ensure that a prospective well is properly plugged and abandoned when its useful life is determined to be concluded.

      South Texas Oil Company has posted such a bond in the amount of $50,000 with the Texas Rail Road Commission to cover its projects. Such bonds are additions to the cost of South Texas Oil Company's projects. The current bond of $50,000 covers the wells operated by South Texas Oil Company as required by the Rail Road Commission of Texas under the Texas Administrative Code, Title 16 Economic Regulation, Chapter 3 Oil and Gas Division, Rule {section}3.78 Fees, Performance Bonds and Alternate Forms of Financial Security Required To Be Filed.

Other Available Information

      We  are  subject  to  the  reporting  requirements of the Securities  and
Exchange Commission (the "Commission"). We file periodic reports, proxy statements and other information with the Commission under the Securities Exchange Act of 1934. We will provide without charge to each person who receives a copy of this prospectus, upon written or oral request, a copy of any information that is incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Requests should be directed to: Jason F. Griffith, Chief Financial Officer.

      We have filed a registration statement on Form SB-2 under the Securities Act of 1933 Act with the Commission in connection with the securities offered by this Prospectus. This Prospectus does not contain all of the information that is the registration statement; you may inspect without charge, and copy our filings, at the public reference room maintained by the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549. Copies of this material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549, at prescribe rates.

      Information about the public reference room is available from the commission by calling 1-800-SEC-0330.

      The commission maintains a web site on the Internet that contains reports, proxy and information statements and other information regarding issuers that file electronically with the commission. The address of the site is www.sec.gov. Visitors to the site may access such information by searching the EDGAR archives on this web site.

      We have not authorized anyone to provide you with any information that is different.

      The selling security holders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where such offers and sales are permitted.

      The information contained in this Prospectus is accurate as of the date of this prospectus. We will keep this prospectus up to date and accurate.

    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND PLAN OF
                                  OPERATION.

Introduction

      The following discussion and analysis should be read in conjunction with our accompanying financial statements and the notes to those financial statements included elsewhere in this prospectus. The following discussion includes forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus.

Overview

    South Texas Oil Company derives its revenues from its producing oil properties. These properties consist of working interests in producing oil wells having proved reserves. South Texas Oil Company's capital for investment in producing oil properties has been provided by the sale of common stock to its shareholders.

RESULTS OF OPERATIONS

      Analysis of the calendar year ended December 31, 2004 compared to the calendar year ended December 31, 2003.

    For the calendar year, ended December 31, 2003, South Texas Oil Company produced a total of 9,472 barrels of oil from the wells under operation. The wells averaged approximately 26 barrels of oil per day or approximately 789 barrels of oil per month. Total Oil revenues for the twelve month period ending December 31, 2003 from these wells was $198,564. All of these revenues except for $17,915 in lease and owner taxes came to South Texas Oil Company in payment of monies due.

    South Texas Oil Company's productions costs are $12.12 per barrel of oil inclusive of production taxes and $9.76 per barrel of oil exclusive of production taxes. Given approximately 28 wells in production, South Texas Oil Company averaged 1 BOPD per well. Through effective cost management and the use of contract labor, South Texas Oil Company is able to keep production costs low enough to allow economic operation of South Texas Oil Company.

      For the calendar year, ended December 31, 2004, South Texas Oil Company has generated $195,654 in revenues and generated a loss of $183,196 for the same period. This compares to $198,564 in revenues and a loss of $75,170 for the calendar year ended December 31, 2003. For the calendar year ended December 31, 2004, South Texas Oil Company has increased its working capital position by $98,107 from a negative $404,564 as of December 31, 2003 to a negative $306,457 as at December 31, 2004.

      Net loss was $183,196 for the calendar year ended December 31, 2004 compared to a loss of $75,170 for the calendar year ended December 31, 2003, an increased loss of $108,026.

      Total expenses increased to $378,982 for the calendar year ended December 31, 2004 from $274,350 for the calendar year ended December 31, 2003, an increase of $104,632. The increase in expenses was due to the following: (1) the plugging of three wells; and (2) an increase in production costs during the year.

      Depreciation expense for the calendar year ended December 31, 2004 was $98,886 compared to $96,822 for the calendar year ended December 31, 2003, an increase of $2,064. The increase resulted from the increase in assets purchased during the year.

      Interest expense for the calendar year ended December 31, 2004 was $19,584 compared to $14,134 for the calendar year ended December 31, 2003 an increase of $5,450.

      Analysis of the six months ended June 30, 2005 compared to the six months ended June 30, 2004.

      Oil sales. For the six months ended June 30, 2005, oil revenues were $120,386 compared to $105,147 for the same period during 2004, an increase of $35,574. The increase was the result of increased oil production and increased oil prices.

      Depreciation, depletion and amortization. Our depreciation, depletion and amortization expenses were $54,756 for the six months ended June 30, 2005 compared to $48,952 for the same period in 2004, an increase of $5,804. The increased depreciation, depletion and amortization expenses were the result of the purchase of additional equipment and leasehold improvements during the period ended June 30, 2005.

      General and administrative expenses. General and administrative expenses were $101,488 for the six months ended June 30, 2005 compared to $90,559 for the same period in 2004, an increase of $10,929. This increase was primarily related to the increase in overhead as a result of increased payroll costs, insurances, travel and lease administrations costs.

      Interest expense (net of interest income). Interest expense was $9,456 for the six months ended June 30, 2005 compared to $9,153 for the same period in 2004, an increase of $303. The increase was due to increases in the outstanding debt of South Texas Oil Company during the period.

      Net income (loss). Net loss increased by $(43,396) from $(108,223) for the six months ended June 30, 2004 to $(151,619) for the same period in 2005. The primary reasons for this increase include an increase in professional fees, an increase in plugging costs for the period of $19,800, an increase in production taxes of $3,895 and production costs of $28,017.

      Analysis of the three months ended June 30, 2005 compared to the three months ended June 30, 2004.

      Oil sales. For the three months ended June 30, 2005, oil revenues were $67,939 compared to $32,365 for the same period during 2004, an increase of $35,574. The increase was the result of increased oil production and increased oil prices.

      Depreciation, depletion and amortization. Our depreciation, depletion and amortization expenses were $28,999 for the three months ended June 30, 2005 compared to $24,504 for the same period in 2004, an increase of $4,495. The increased depreciation, depletion and amortization expenses were the result of the

(cont)

purchase of additional equipment and leasehold improvements during the period ended June 30, 2005.

      General and administrative expenses. General and administrative expenses were $72,387 for the three months ended June 30, 2005 compared to $32,861 for the same period in 2004, an increase of $39,526. This increase was primarily related to the increase in overhead as a result of increased payroll costs, insurances, travel and lease administrations costs.

      Interest expense (net of interest income). Interest expense was $3,119 for the three months ended June 30, 2005 compared to $6,224 for the same period in 2004, a decrease of $3,105. The decrease was due to decreases in the outstanding debt of South Texas Oil Company during the period.

      Net income (loss). Net loss increased from $(42,415) for the three months ended June 30, 2004 to $(99,491) for the same period in 2005. The primary reasons for this increase include an increase in professional fees, an increase in plugging costs for the period of $19,800, an increase in production taxes of $3,895 and production costs of $28,017.

PLAN OF OPERATIONS

    During 2005, South Texas Oil Company is committed to spending approximately $300,000 to work-over existing wells, which includes investing approximately 10-20% of the prior month's revenue towards further development.

 1. Plan of Operation for the Next Twelve Months.

 (a)Work-overs

    South Texas Oil Company intends to continue with its current work-overs of existing wells by way of replacing any existing tubing which has deteriorated and/or pumps that have failed on our existing wells. The estimated cost for this rework program is between $1,500 to $2,500 per well.

 (b)In-field Drilling

    South Texas Oil Company's independently commissioned engineering report has identified several potential low risk offset in-field drilling opportunities on our leased acreage, which are classified as proved undeveloped. South Texas Oil Company intends to drill at a minimum two of these in-field wells within the next 4 months.

    The  costs for the drilling of an in-field well is estimated to be $200,000
- $240,000 per new well based on the depth of the well.

 (c) Cash Requirements

    South Texas Oil Company intends to meet its financial needs for the work-over program by investing approximately 10-20% of the prior month's revenue towards the associated costs of the workovers and utilizing the recent funding received.

(cont)

 (d) Purchase of Additional Leases.

    South Texas Oil Company does not anticipate acquiring additional oil or gas properties over the next 12 months. However, South Texas Oil Company will continue to evaluate any properties as the opportunities arise and the potential of the property to produce oil and gas.

 (e) Expected Significant Changes in the Number of Employees

    South Texas Oil Company does not expect any significant change in the number of employees over the next 12 months of operations. As noted previously, South Texas Oil Company currently coordinates all operations, oil field maintenance and supervision activities using part time employees, consultants and contract labor.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity

    Management believes that its working interest revenues from the existing wells will meet its minimum general and administrative cost requirements and provide the basic liquidity South Texas Oil Company needs to operate at current levels over the next twelve months. However, additional funding will be needed to cover the expenses over the next several months related to the drilling of the in-field oil wells. We entered into a funding agreement on July 28, 2004 for which $1,300,000 of a $2,300,000 commitment has been received through the issuance of convertible notes (detailed terms discussed in subsequent events below). This should provide the necessary capital for our needs over the next twelve months.

      On December 31, 2004 South Texas Oil Company had assets of $1,565,014 compared to $1,670,764 on December 31, 2003, a decrease of $105,750. South Texas Oil Company had a total stockholders' equity of $217,618 on December 31, 2004 compared to $1,143,796 on December 31, 2003, a decrease in equity of $926,178.

      All assets are booked at historical purchase price and there is no variance between book value and the purchase price.

      On December 31, 2004 South Texas Oil Company had Property and Equipment of $1,539,089 compared to $1,598,360 on December 31, 2003, or a decrease of $59,271 which is a result of the depreciation of $98,886 along with the purchase of $39,615 of property and equipment.

      For the calendar year ended December 31, 2004, South Texas Oil Company increased its working capital position by $98,107 from a negative $404,564 as of December 31, 2003 to a negative $306,457 as of December 31, 2004.

      For the six month period ended June 30, 2005 South Texas Oil Company decreased its working capital position by $51,251 from a negative $306,457 as at December 31, 2004 to a negative $357,708 as of June 30, 2005. This decrease in working capital was a result of an increase of cash on hand of $16,652, an increase in accounts receivable of $1,309, a decrease in accounts payable of $3,880, an increase in related party interest of $2,917, a decrease in the line of credit of $1,387, an increase in related party payables of $104,511, an increase in payroll

(cont)

liabilities of $7,595, an increase in other short term loans of $6,838 and a decrease in related party long term debt of $50,000.

Capital Resources

    The Registrant's capital resources are comprised primarily of private investors, including members of management, who are either existing contacts of South Texas Oil Company's management or who come to the attention of the Registrant through brokers, financial institutions and other intermediaries. South Texas Oil Company's access to capital is always dependent upon general financial market conditions, especially those which pertain to venture capital situations such as oil and gas exploration companies.

Material Commitments for Capital Expenditures.

    South Texas Oil Company has made no material commitments for future projects. Each drilling and/or rework project is stand-alone and although South Texas Oil Company is in constant discussion with prospective working interest partners on each potential project, commitments for the actual drilling or rework and site preparation operations are not made for each project until South Texas Oil Company has received the funds from its working interest partners and the funds for its portion of the working interest are in place. The leases South Texas Oil Company holds are "held by production". If the leased property has a producing well that is providing royalty payments to the leaseholders, then annual lease payments and renewals are not required. South Texas Oil Company strives to accomplish the drilling or rework planned for each property within the year first leased. When that does not occur however, management reviews the potential of each property as its leases come up for renewal and makes a decision whether or not to renew each lease in light of South Texas Oil Company's business planning at that time.

    South Texas Oil Company has no agreements with management, investors, shareholders or anyone else respecting additional financing at this time. Because of the nature of the Registrant's business, there are no trends in the nature of its capital resources which could be considered predictable.

Inflation

    South Texas Oil Company's results of operations have not been affected by inflation and management does not expect inflation to have a material impact on its operations in the future.

Off-Balance Sheet Arrangements.

    South Texas Oil Company currently does not have any off-balance sheet arrangements.

Recent Accounting Pronouncements

    In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others" ("Interpretation No. 45"). Interpretation No. 45 elaborates on the existing disclosure requirements for most guarantees,

(cont)

including loan guarantees such as standby letters of credit. It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair market value of the obligations it assumes under that guarantee and must disclose that information in its interim and annual financial statements. The initial recognition and measurement provisions of Interpretation No. 45 apply on a prospective basis to guarantees issued or modified after December 31, 2002. Interpretation No. 45 did not have an effect on the financial statements.

    In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("Interpretation No. 46"), that clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. Interpretation No. 46 is applicable immediately for variable interest entities created after January 31, 2003. For variable interest entities created prior to January 31, 2003, the provisions of Interpretation No. 46 are applicable no later than July 1, 2003. Interpretation No. 46 did not have an effect on the financial statements. In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure, an amendment of FASB Statement No. 123" ("SFAS 148"). This Statement amends SFAS 123 to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements. Certain of the disclosure modifications are required for fiscal years ending after December 15, 2002 and are included in the notes to these consolidated financial statements.

    Statement of Financial Accounting Standards SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities", SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity", were recently issued. SFAS No, 149, and 150 have no current applicability to South Texas Oil Company or their effect on the financial statements would not have been significant.

    In May 2005, the FASB issued SFAS 154, "Accounting Changes and Error Corrections - a Replacement of APB Opinion No. 20 and FASB Statement No. 3". SFAS 154 requires retrospective application to prior period financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 also redefines "restatement" as the revising of previously issued financial statements to reflect the correction of an error. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not believe that the adoption of SFAS 154 will have a significant impact on the consolidated financial statements.

                            DESCRIPTION OF PROPERTY

    The corporate offices of South Texas Oil Company are located in San Antonio, Texas, within the Petroleum Building located at 900 NE Loop 410, Suite E-121, San Antonio, Texas, 78209 at a monthly cost of $525.

Current Oil and Gas Properties.

1.  BIG FOOT AND KYOTE FIELDS.

    Selected assets and leases of the Clipper Operating Company were acquired on February 22, 2000 with 2,064,348 shares of Nutek, Inc. (former parent company) stock at the current market price of $.31 representing $639,948; a note for $639,948 was issued for the balance of the purchase price. The purchase price of $1,279,896 was made up of mineral acreage for $454,959; equipment at market value $788,217 and a gas pipeline at market value $36,720. (See Exhibit 10.1: Letter of Intent to Purchase Selected Assets from Clipper Operating Company.)

    On or about February 22, 2000, South Texas Oil Company issued to Nutek, Inc. 4,500,000 unregistered shares of its .001 par value common stock for these assets, at their fair market value of $1,279,896. (See Exhibit 10.2: Purchase Agreement of Selected Assets from Nutek Inc.)

    South Texas Oil Company acquired a 100 percent working interest in these properties in the Big Foot and Kyote fields of Frio and Atascosa Counties, Texas.

    The highlights of the purchase agreement included the following terms:

    A. Purchase of all mineral acreage at a price of one hundred dollars ($100.00) per acre. Total price was four hundred fifty-four thousand nine hundred and fifty-nine dollars ($454,959).

    B.  Purchase of equipment will be  at  market  value.   Total price will be
seven hundred eighty-eight thousand two hundred and seventeen and no/100 dollars ($788,217).

    C.  Purchase of pipeline will be at market  value.   Total  price  will  be
thirty six thousand seven hundred twenty and no/100 dollars ($36,720).

Big Foot Field: This is a 3,605 acre oil field that South Texas Oil Company has under lease and is made up of 15 leases consisting of 75 wells. It includes several existing well bore that South Texas Oil Company intends to recomplete in new pay zones shown on the logs.

BIG FOOT FIELD, FRIO COUNTY

Ann Burns            20 ac.
Ann Burns A      689.43 ac.
Burns            637.25 ac.
Davidson            300 ac.
Foster           331.062ac.
Jane Burns           80 ac.
Jane Burns 'A'       20 ac.
Jane Burns 'B'       80 ac.

(cont)

Jane Burns 'C'       80 ac.
Jane Burns 'D'       80 ac.
Jane Burns 'E'       40 ac.
Jane Burns 'F'       20 ac.
Jane Burns 'G'       20 ac.
Shell - C.           80 ac.
Smith, et. al.   327.48 ac.
Talley              800 ac.

Total acreage in Big Foot field - Frio Co. = 3,605.222 ac.

Kyote Field: This is a 944 acre oil field that South Texas Oil Company has under lease and is made up of 5 leases consisting of 16 wells. This property has three wells that are candidates for re-entry so as to workover and recomplete in zones that were not produced to their economic limits and were prematurely plugged during low oil prices in the 1980s. There are also other possible productive zones that have never been produced. One of the wells in the field can be converted into a salt water disposal well.

KYOTE FIELD, ATASCOSA COUNTY

Crowther         197.42 ac.
Hill              87.41 ac.
Rizik               180 ac.
Tomblin          129.24 ac.
Wright          350.293 ac.

Total acreage in Kyote field - Atascosa Co. = 944.363 ac.

    The Bigfoot and Kyote Fields produced 15,326 barrels of oil in 2000 for an average of 1,277 barrels per month (Texas Rail Road Commission, ACTI database). The effects of a rework program were being realized with 1st quarter 2001 production figures averaging over 1,453 barrels per month. That Company intends to return to that figure once the makeover process is completed, and even higher when the in-field drilling program places new wells on line. The rate of increase in gross production will depend on the number of new working wells once the in-field drilling is completed. Currently, the Talley Lease has the most oil wells, while the Davidson lease has the most potential for future drilling. The Davidson lease has untapped B and D strata that can be drilled. Also, many of the existing wells are only pulling from the deeper D stratum, thus there is more oil in the B stratum to be pumped at high production rates.

    South Texas Oil Company plans its future growth through a balance of acquisition of working interests in existing wells and leases, increased production on current leases and new drilling on current leases in accordance with new State of Texas guidelines of one (1) well per ten (10) acres, as opposed to the previous ratio of one (1) well per twenty (20) acres. This latter strategy of in-fill drilling affords the most potential for South Texas Oil Company. The new guidelines will allow South Texas Oil Company to place new wells between existing wells that have previously produced or are currently producing oil.

    South Texas Oil Company serves as operator with respect to these properties acquired pursuant to association contracts in which South Texas Oil Company obtains a controlling interest or holds the largest ownership interest. It is anticipated that South Texas Oil Company will also participate in the development of properties operated by third parties and in some cases may delegate operations to a third party.

    The production from the fields for 2004 was 2,226 gross bbls for the Kyote Field and 6,704 gross bbls for the Big Foot Field. Based on the prior months average production and engineering study completed, the estimated production for 2005 is 1,070 gross bbls of oil for the Kyote Field and 5,350 gross bbls of oil for the Big Foot Field. South Texas Oil Company had Bommer Engineering in San Antonio, Texas prepare a proven reserve study which was used to obtain the estimated amounts. South Texas Oil Company currently has interest in 135 wells; 16 in the Kyote Field, 75 in the Big Foot Field and 44 in the Somerset Field. The number of gross wells South Texas Oil Company operates in each field are:

BIG FOOT FIELD, FRIO COUNTY

Ann Burns          1
Ann Burns A        8
Burns              1
Davidson          17
Foster             9
Jane Burns         1
Jane Burns 'A'     0
Jane Burns 'B'     3
Jane Burns 'C'     2
Jane Burns 'D'     1
Jane Burns 'E'     2
Jane Burns 'F'     1
Jane Burns 'G'     1
Shell - C.         4
Smith, et. al.     1
Talley            23

Total wells in Big Foot field - Frio Co. = 75

KYOTE FIELD, ATASCOSA COUNTY

Crowther         3
Hill             1
Rizik            2
Tomblin          2
Wright           8

Total wells in Kyote field - Atascosa County = 16

(cont)

2.  Somerset Fields

On April 1, 2005, South Texas Oil Company completed the purchase of the leases, farm-outs and mineral interests held by JGM Oil Investments, LLC in Atascosa County, Texas insofar as they cover the following minimum net revenue interests
(NRI).

Minimum Net Revenue Interest (NRI)

      A. G.O. Davidson Lease, a minimum of a seventy and 4/10 percent (70.4%) net revenue interest (NRI).

      B. Oldjamie Lease, a minimum of a sixty five and 925/1000 percent (65.925%) net revenue interest (NRI).

      C. Diamond Head Lease, a minimum of a fifty seven percent (57%) net revenue interest (NRI).

      D. Fowler A Lease, a minimum of a fifty eight and 1/8 percent (58.125%) net revenue interest (NRI).

      E. Fowler C Lease, a minimum of a sixty three percent (63%) net revenue interest (NRI).

      South Texas Oil Company additionally purchased all of the personal property associated with the oil wells on the lands described in the Purchase Agreement attached as Exhibit 10.14 including, but not limited to, all well equipment, spare equipment and tank batteries. Equipment will be sold "as is".

      The total purchase price was three hundred seven thousand four hundred twenty-six dollars ($307,426) made up as follows; Purchase of all mineral acreage at a price of one hundred dollars ($100.00) per acre. Total price for the acreage was sixty nine thousand four hundred ten and no/100 dollars ($69,410). Purchase of all equipment was at a depreciated price of forty five percent (45%) of the replacement value. Total price for equipment was two hundred thirty eight thousand sixteen and no/100 dollars ($238,016).

      The method of payment will be as follows; The issuance of five hundred twelve thousand three hundred seventy-seven (512,377) shares of South Texas Oil Company restricted stock representing fifty percent (50%) of the purchase price at $0.30 per share, calculated as the prior thirty (30) day average closing price from the date of closing. The remaining amount of one hundred fifty three thousand seven hundred thirteen and no/100 dollars ($153,713) will be paid monthly for a period of thirty six (36) months with interest of seven percent (7%) accruing on the outstanding balance. The monthly payment amount is not to exceed the income from the minimum net revenue interest (NRI) from the prior month's production. Payment will be adjusted accordingly and the remaining balance increased by the monthly shortfall should any occur. The purchase price of the leases and assets were based on current market conditions as well as the historical purchase prices made by South Texas Oil Company for acreage and a determination of the current replacement value of the equipment.

(cont)

Somerset Field: This is a 694.1 acre oil field that South Texas Oil Company has under lease and is made up of 7 leases consisting of 44 wells.

SOMERSET FIELD - ATASCOSA COUNTY

G.O.Davidson        40 ac.
Fowler 'A'         140 ac.
Fowler 'C'         229 ac.
Oldjamie         105.1 ac.
Diamond Head        40 ac.
Diamond Head 'A'   120 ac.
Diamond Head 'B'    20 ac.

Total acreage in Somerset Field - Atascosa Co. = 694.1 ac.

Total acreage in Big Foot, Kyote and Somerset fields = 5,243.685 ac.

The number of gross wells South Texas Oil Company operates in the Somerset field are:

SOMERSET FIELD - ATASCOSA COUNTY

G.O. Davidson     2
Fowler 'A'        9
Fowler 'C'       22
Oldjamie          6
Diamond Head      1
Diamond Head 'A'  3
Diamond Head 'B'  1

Total wellsSomerset = 44

Total of wells in Big Foot, Kyote and Somerset fields = 135

Oil and Gas Operations.

      South Texas Oil Company realized from the sale of its production for the fiscal year ended December 31, 2004, $39.36 per barrel of oil. This production was down 542 BOE from the prior year based upon the change in contractors and managers on the fields during the period. As of the end of December 31, 2004, South Texas Oil Company is currently producing from twenty-eight wells, from a potential fifty-six wells which are able to be brought back online through workovers, on a total of approximately 4,549 acres. With the purchase of the additional 694.1 acres on April 1, 2005, South Texas Oil Company is currently producing from thirty-seven wells, from a potential ninety-two wells, on a total of approximately 5,244 acres as of June 30, 2005.

Productive Wells and Acreage

      South Texas Oil Company conducts its oil and gas exploration and production operations in southern Texas. At December 31, 2004, South Texas Oil Company had

(cont)

interests in ninety-one (91) wells located in Texas, all of which were operated by South Texas Oil Company. On April 1, 2005, South Texas Oil purchased an additional 44 oil wells, increasing the total number of wells South Texas Oil Company has interest in to 135.

      All of South Texas Oil Company's Producing Properties are leased for an indeterminate number of years, as long as production is maintained. Therefore, it is not possible to provide expiration dates of the Leases on which Producing Properties are located.

      The following table sets forth, at June 30, 2005, by state, South Texas Oil Company's producing wells, Developed Acreage, and Undeveloped Acreage, excluding service (injection and disposal) wells:

             Productive Wells (1)    Developed Acreage   Undeveloped Acreage
(2)
             Gross       Net         Gross       Net      Gross          Net

Texas         37	 37          1,350      1,350     3,893,69	3,893,69
	      --	 --	     -----	-----	  --------	--------
Totals        37	 37          1,350      1,350     3,893,69	3,893,69


      The following table sets forth, at December 31, 2004, by state, South Texas Oil Company's producing wells, Developed Acreage, and Undeveloped Acreage, excluding service (injection and disposal) wells:

             Productive Wells (1)    Developed Acreage   Undeveloped Acreage
(2)
             Gross       Net         Gross       Net      Gross          Net

Texas         28	 28           910        910      3,639.59	3,639.59
              --	 --           ---        ---      --------      --------
Totals        28	 28           910        910      3,639.59	3,639.59


      The following table sets forth, at December 31, 2003, by state, South Texas Oil Company's producing wells, Developed Acreage, and Undeveloped Acreage, excluding service (injection and disposal) wells:

             Productive Wells (1)    Developed Acreage   Undeveloped Acreage
(2)
             Gross       Net         Gross       Net      Gross          Net

Texas         28	 28           910        910      3,639.59	3,639.59
              --	 --           ---        ---      --------      --------
Totals        28	 28           910        910      3,639.59	3,639.59


      The following table sets forth, at December 31, 2002, by state, South Texas Oil Company's producing wells, Developed Acreage, and Undeveloped Acreage, excluding service (injection and disposal) wells:

             Productive Wells (1)    Developed Acreage   Undeveloped Acreage
(2)
             Gross       Net         Gross       Net      Gross          Net

Texas         28	 28           910        910      3,639.59	3,639.59
              --	 --           ---        ---      --------      --------
Totals        28	 28           910        910      3,639.59	3,639.59


      (1) The wells in Texas are oil wells.
      (2) "Undeveloped Acreage" includes leasehold interests on which wells have not been drilled or completed to the point that would permit the production of commercial quantities of natural gas and oil regardless of whether the leasehold interest is classified as containing proved undeveloped reserves.

      The basic terms of the oil and gas leases held by South Texas Oil Company as of December 31, 2004 are shown in the following table.

                 Gross           Annual                    Lease
                 Acres          Rental (1)              Expiration

      Texas     4,549.59       Held By Production           N/A
                --------
                4,549.59

      The basic terms of the oil and gas leases held by South Texas Oil Company as of June 30, 2005 are shown in the following table.

                 Gross           Annual                    Lease
                 Acres          Rental (1)              Expiration

      Texas     5,243.685      Held By Production           N/A
                --------
                5,243.685

      (1) Represents South Texas Oil Company's share of the annual rental payment.

      Leased acres Held By Production remain in force so long as oil is produced from the well on the particular lease. Leased acres which are not Held By Production require annual rental payments to maintain the lease until the first to occur of the following the expiration of the lease or the time oil is produced from one or more wells drilled on the lease acreage. At the time oil is produced from wells drilled on the leased acreage the lease is considered to be Held By Production. Although some of the leases do not contain proved developed reserves, they are still held by production so long as there is production within a two year period. All of South Texas Oil Company's leases currently meet this requirement and no leases are currently at risk of being lost.

Production, Prices and Costs

      South Texas Oil Company is not obligated to provide a fixed and determined quantity of oil or gas in the future. During the last three fiscal years, South Texas Oil Company has not had, nor does it now have, any long-term supply or similar agreement with any government or governmental authority. The following table sets forth South Texas Oil Company's net production of oil and gas, average sales prices and average production costs during the periods presented:

                                    	Year Ended December 31,
                               -------------------------------------
                               2004           2003              2002
                               ----           ----              ----
Production Data:
Production, Net - Oil (Bbls)  4,972           7,586             5,554
Gas (Mcf)                      0.00            0.00              0.00
Average sales price -
Oil (Bbls)                   $39.36          $26.18            $21.56
Gas (Mcf)                    $ 0.00          $ 0.00            $ 0.00

Average production
    costs per BOE
 (inclusive of taxes)        $31.09          $12.12            $14.11

Production Taxes             $ 4.73          $ 2.36            $ 1.39

Average production
   costs per BOE
(exclusive of taxes)         $26.36          $ 9.76            $12.72

(cont)

      The components of production costs may vary substantially among wells depending on the methods of recovery employed and other factors, but generally include severance taxes, administrative overhead, maintenance and repair, labor and utilities.

      During December 2004, the average sales prices for South Texas Oil Company's oil production was $39.52 per Bbl of crude oil.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    South Texas Oil Company has a note payable to a shareholder, in the amount of $50,000 as of December 31, 2003 and 2002. This obligation is due in 2006 and accrues interest at 10% annually. The accrued interest on this loan as of December 31, 2003 and 2002 was $5,500 and $2,750, respectively. The amounts are considered short term due to the delinquency of payments on the accrued interest. This shareholder is not considered to be an affiliate or a control person.

    South Texas Oil Company has a note payable to a shareholder, in the amount of $20,000 as of December 31, 2003 and 2002. This obligation is due in 2006 and accrues interest at 10% annually. The accrued interest on this loan as of December 31, 2003 and 2002 was $1,500 and $1,000, respectively. The amounts are considered short term due to the delinquency of payments on the accrued interest. This shareholder is not considered to be an affiliate or a control person.

    Mr. Conradie received 100,000 shares of restricted common stock of South Texas Oil Company per Section 3(g) of his employment contract with Nutek Inc., the parent company, upon the spin-off of South Texas Oil Company as a separate trading entity. (See Exhibit 10.16 Employment Agreement Murray N. Conradie of Nutek Inc.)

    The Company has an outstanding note payable to Murray Conradie, the Company's CEO, in the amount of $85,547. This payable accrues interest at 1% monthly due on the first day of each month. The Company also has a note payable to Murray Conradie, related to the purchase of wells during the 2nd quarter as of June 30, 2005 for $72,879. This note is paid only from a percentage of production of the related wells.

    The Company has an outstanding note payable to Jason Griffith, the Company's CFO, in the amount of $42,698. This payable accrues interest at 1% monthly due on the first day of each month. The Company also has a note payable to Jason Griffith, related to the purchase of wells during the 2nd quarter as of June 30, 2005 for $36,439. This note is paid only from a percentage of production of the related wells.

    A material relationship exists between JGM Oil Investments, LLC from which the Somerset leases were purchased on April 1, 2005 and South Texas Oil Company in so far as both Mr. Conradie the President/CEO and a Director of South Texas Oil Company and Mr. Jason Griffith, the Chief Financial Officer and a Director of South Texas Oil Company have a combined majority ownership of JGM Oil Investments, LLC.

    A material relationship exists between Horizon Ridge Oil Company, the operator of record with the Texas Rail Road Commission for the Somerset leases which were purchased on April 1, 2005 and South Texas Oil Company in so far as both Mr.

(cont)

Conradie the President/CEO and a Director of South Texas Oil Company and Mr. Jason Griffith, the Chief Financial Officer and a Director of South Texas Oil Company own Horizon Ridge Oil Company. A nominal amount is paid to Horizon Ride Oil Company each month to cover the Rail Road Commission Surety bond for these leases as well as the reporting requirements with the Rail Road Commission. The amount to date has averaged less than $500 per month.

    Other Material Transactions. With the exception of the above mentioned transactions, there have been no material transactions, series of similar transactions or currently proposed transactions to which South Texas Oil Company or any officer, director, their immediate families or other beneficial owner is a party or has a material interest in which the amount exceeds $50,000.

           MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

    (a)  Market Information

    South Texas Oil Company's common stock is traded on the National Quotation Bureau/Pink Sheets Electronic Quotation Service under the symbol STXX and began trading on September 17, 2002. The following table sets forth the high and low bid quotations for the Common Stock for the periods indicated.

      Period                            High       Low

      Calendar Year 2003

      March 31, 2003                       0.56    0.12
      June 30, 2003                        0.55    0.10
      September 30, 2003                   0.40    0.10
      December 31, 2003                    0.40    0.10
      Calendar Year 2004

      March 31, 2004                       0.30    0.11
      June 30, 2004                        0.30    0.12
      September 30, 2004                   0.51    0.18
      December 31, 2004                    0.51    0.18

      March 31, 2005                       1.01    0.20
      June 30, 2005                        1.16    0.25

    These quotations were obtained from Commodity Systems, Inc. (CSI) and do not necessarily reflect actual transactions, retail mark-ups, mark-downs or commissions. The transactions include inter-dealer transactions.

    These quotations reflect inter dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions. These bid quotations have not been adjusted retroactively by any stock split.

    South Texas Oil Company has been notified by the Securities and Exchange Commission that they reached a no further deficiencies or comments stage with regard to the Form 10-SB registration statement originally filed on April 30, 2004. South Texas Oil Company has submitted an application to the National Association of Securities Dealers "NASD" and is currently awaiting approval to trade on the Over the Counter Bulleting board, "OTCBB".

    (b)  Shareholders of Record and Outstanding Shares

    The authorized capital stock of South Texas Oil Company consists of 50,000,000 shares of common stock with a par value of $.001 and 5,000,000 shares of preferred stock at a par value of $.001.

    As of August 1, 2005, South Texas Oil Company had four million seven hundred and eighty-nine thousand one hundred and seventy-one (4,789,171) shares of its $.001 par value common voting stock issued and outstanding which are held by one thousand eight hundred and fifty one (1,851) shareholders of record. There are no

(cont)

preferred shares issued and outstanding.

    (c)  Dividends

    South Texas Oil Company has not paid any dividends to date. In addition, it does not anticipate paying dividends in the immediate foreseeable future. The Board of Directors of South Texas Oil Company will review its dividend policy from time to time to determine the desirability and feasibility of paying dividends after giving consideration to South Texas Oil Company's earnings, financial condition, capital requirements and such other factors as the board may deem relevant.

    (d)  Securities Authorized for Issuance under Equity Compensation Plans

    In March 2004, our board of directors adopted an executive stock option plan, the Qualified Equity Incentive Stock Option Plan, which has not been approved by our stockholders.

                    EQUITY COMPENSATION PLAN INFORMATION
  							 SECURITIES REMAINING
              NUMBER OF SECURITIES    WEIGHTED AVERAGE   AVAILABLE FOR FUTURE
		TO BE ISSUED UPON	EXERCISE         ISSUANCE UNDER EQUITY
                      EXERCISE		PRICE OF         COMPENSATION PLANS
                   OF OUTSTANDING       OUTSTANDING	 (EXCLUDING SECURITIES
                  OPTIONS, WARRANTS   OPTIONS, WARRANTS  REFLECTED IN COLUMN (A))
                    AND RIGHTS          AND RIGHTS
PLAN CATEGORY          (A)               (B)		    (C)


                                             (B)
Equity       	    725,000              $0.479            275,000
compensation
plans
approved by
security
holders

Equity       		 0                  0                  0
compensation
plans not
approved by
security
holders
	   	   ---------		-------	          ---------
    TOTAL  	    725,000             $0.479             275,000


EXECUTIVE COMPENSATION

Compensation of Executive Officers

    The following table sets forth the aggregate cash compensation paid by South Texas Oil Company for services rendered during the periods indicated to its directors and executive officers:

                       SUMMARY COMPENSATION TABLE

Name & Position      Fiscal Year     Salary       Bonus     Other Compensation
---------------      -----------     ------       -----     -----------------
Murray N. Conradie     2002         $ 3,500         -0-             -0-
Chairman/CEO           2003             -0-         -0-             -0-
                       2004          24,000         -0-             -0-

Jason F. Griffith      2002             -0-         -0-             -0-
CFO                    2003             -0-         -0-             -0-
                       2004          12,000         -0-             -0-

Dave Cummings          2001             -0-         -0-             -0-
VP Operations          2003         $ 1,205         -0-          40,818
shares(1)
                       2004         $ 7,650         -0-          48,896
shares(2)

    (1) Mr. Cummings received 40,818 shares of restricted common stock of South Texas Oil Company in lieu of cash payment for 2003. The value of shares issued was based on a price of $.10 for a total value of $4,082.

    (2) Mr. Cummings received 48,896 shares of restricted common stock of South Texas Oil Company in lieu of cash payment for 2004. The value of shares issued was based on an average price of $.245 for a total value of $12,000.

Common Stock

    The Officers have not received any common stock in compensation for their services, other than the unpaid salary they have converted to common stock.

Employment Agreements

    On April 1, 2004, we entered into an employment agreement with Murray Conradie. The term of employment is five (5) years. Mr. Conradie serves as President, CEO, Chairman and Director. We agreed to pay Mr. Conradie a base salary of $24,000 per annum for the first year of employment, increasing based on performance of South Texas Oil Company and time devoted solely to South Texas Oil Company. In addition to the cash compensation earned by Mr. Conradie, we granted Mr. Conradie an option to purchase shares of our common stock according to the Executive Stock Option Plan.

    As of April 1, 2005, Mr. Conradie devotes 100% of his time to the management and control of South Texas Oil Company and per Section 3(j) of his Employment Agreement with Datascension Inc., the former parent company of South Texas Oil Company and per Section 5.2(f) of his Employment Agreement with South Texas Oil

(cont)

Company, his Base Salary has been increased to $150,000 per annum and the items in Section 5.2(a-f) have been eliminated.

    (See Exhibit 10.30 Employment Agreement Murray N. Conradie of Datascension Inc, and Exhibit 10.3 Employment Agreement Murray N. Conradie of South Texas Oil Company.)

    On April 1, 2004, we entered into an employment agreement with Jason Griffith. The term of employment is five (5) years. Mr. Griffith serves as Chief financial Officer, Secretary/Treasurer and Director. We agreed to pay Mr. Griffith a base salary of $12,000 per annum for the first year of employment, increasing based on performance of South Texas Oil Company and time devoted solely to South Texas Oil Company. In addition to the cash compensation earned by Mr. Griffith, we granted Mr. Griffith an option to purchase shares of our common stock according to the Executive Stock Option Plan.

    As of April 1, 2005, Mr. Griffith devotes additional time to the management and control of South Texas Oil Company and per Section 3(j) of his Employment Agreement with Datascension Inc., the former parent company of South Texas Oil Company and per Section 5.2(f) of his Employment Agreement with South Texas Oil Company, his Base Salary has been increased to $27,000 per annum and the items in Section 5.2(a-f) have been eliminated.

    (See Exhibit 10.33 Employment Agreement Jason F. Griffith of Datascension Inc, and Exhibit 10.5 Employment Agreement Jason F. Griffith of South Texas Oil Company.)

    On April 1, 2004, we entered into an employment agreement with David Cummings. The term of employment is one (1) year with automatic renewals for additional one (1) year periods. Mr. Cummings serves as Vice-President of operations. We agreed to pay Mr. Cummings a base salary of $18,000 per annum for the first year of employment, increasing based on performance of South Texas Oil Company and time devoted solely to South Texas Oil Company. In addition to the cash compensation earned by Mr. Cummings, we granted Mr. Cummings an option to purchase shares of our common stock according to the Executive Stock Option Plan.

Option/SAR Grants Table

    The following table sets forth information as of August 1, 2005 regarding outstanding options granted under the plan to each of the directors and executive officers.

    Option/SAR Grants in Last Fiscal Year (Individual Grants):

                      Number of      Percent of total
                      Securities       Options/SARs
                      Underlying        granted to                  Exercise or
                     Options/SARS      employees in    base price   Expiration
      Name             Granted         fiscal year     ($/Share)        date
      -----            ------------   ----------------   ----------   ---------
--
Murray N. Conradie      150,000           20.7           $0.46        4/1/09
                        200,000           27.7           $0.50        4/1/14

Jason F. Griffith       100,000           13.8           $0.46        4/1/09
                        100,000           13.8           $0.50        4/1/14

David Cummings           50,000            6.9           $0.46        4/1/09
                         50,000            6.9           $0.50        4/1/14

Conrad Humbke            75,000           10.3           $0.46       11/2/09


Aggregated Option/SAR Exercises and Fiscal Year-End Option/SAR Value Table.

    The following is a schedule of the activity relating to South Texas Oil Company's stock options and warrants.

                             Year Ended              Year Ended
                         December 31, 2003       December 31, 2004
                         --------------           --------------

                           Weighted Avg.           Weighted Avg.
                         Shares    Exercise       Shares    Exercise
                        (x 1,000)    Price       (x1,000)    Price
                        ---------  ---------    --------  -----------
Options and warrants
  outstanding at
  beginning of year           	-  $	   -           -  $	    -

Granted:
  Options                     	-  $	   -         650  $	 0.48
  Warrants                    	-  $	   -           -  $	    -

Exercised                     	-  $	   -           -  $	    -

Expired:
  Warrants                     (-) $	   -           -  $	    -
                        ---------  ---------    --------  -----------

Options and warrants
  outstanding and
  exercisable at end
  of year                     	-  $	   -         650  $	    -
			=========  =========	========  ===========

Weighted average fair
  value of options and
  warrants granted during
  the year               $	-               $      -

The following table summarizes information about South Texas Oil Company's stock options and warrants outstanding at December 31, 2003 and 2004, all of which are exercisable.

                        Weighted Average
      Range of        Number     Remaining        Weighted Average
   Exercise Prices  Outstanding  Contractual Life   Exercise Price

2003:       $   -             -         0 years             $   -

2004:       $   -             -         0 years             $   -


    The following pro forma disclosures reflect South Texas Oil Company's net loss per share amounts assuming South Texas Oil Company accounted for stock options granted using the fair value method pursuant to Statement of Financial Accounting Standards No. 123. The fair value of each option granted will be estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions to be determined: risk-free interest rate; no expected dividends; expected lives; and expected volatility. As there have been no options issued as of the dates shown, the below amounts have not changed from actual results.

                               Year Ended          Year Ended
                           December 31, 2003   December 31, 2004
                             --------------     --------------

     Net loss                 $ (75,170)         $ (183,196)

     Net loss per share       $   (0.02)         $    (0.06)

                             FINANCIAL STATEMENTS.


                            SOUTH TEXAS OIL COMPANY

                             FINANCIAL STATEMENTS
                             --------------------

                              For the Years ended
                               December 31, 2004
                               December 31, 2003

                                      and

                             For the Period Ended
                                 June 30, 2005

#

                             TABLE OF CONTENTS
                             -----------------

                                                                    PAGE
                                                                    ----

FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2004 and 2003:

      INDEPENDENT AUDITORS' REPORT:

      Independent Auditors Report - 2004                             F-3

      Independent Auditors Report - 2003                             F-4


      AUDITED FINANCIAL STATEMENTS:

      Balance Sheets                                                 F-5

      Statements of Operations                                       F-6

      Statement of Changes in Stockholders' Equity                   F-7

      Statements of Cash Flows                                       F-8

      NOTES TO AUDITED FINANCIAL STATEMENTS:                         F-9


      SUPPLEMENTARY INFORMATION:

      Oil and Gas Producing Activities                               F-18


FINANCIAL STATEMENTS FOR THE PERIOD ENDING JUNE 30, 2005:

      UNAUDITED FINANCIAL STATEMENTS:

      Balance Sheets                                                 F-23

      Statements of Operations                                       F-24

      Statements of Cash Flows                                       F-25

      NOTES TO UNAUDITED FINANCIAL STATEMENTS:                       F-26

Larry O'Donnell, CPA, P.C.
2228 South Fraser Street Unit 1
Aurora, Colorado 80014


            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Nutek Oil, Inc.
Las Vegas, Nevada


      I have audited the accompanying balance sheet of Nutek Oil, Inc., a Nevada corporation, as of December 31, 2004, and the related statements of loss, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of South Texas Oil Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

      I conducted my audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

      In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nutek Oil, Inc., as of December 31, 2004, and the results of its operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.


Larry O'Donnell, CPA, P.C.
March 16, 2005

#

Gary V. Campbell, CPA, Ltd.
Certified Public Accountants
7440 West Sahara
Las Vegas, Nevada, 89117


            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Nutek Oil, Inc.
Las Vegas, Nevada

      We have audited the accompanying balance sheets of Nutek Oil, Inc., a Nevada corporation, as of December 31, 2003, and the related statements of loss, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of Nutek Oil Inc. Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audit in accordance with the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nutek Oil, Inc., as of December 31, 2003, and the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Gary V. Campbell, CPA, Ltd.

Las Vegas, Nevada
March 30, 2004

                            SOUTH TEXAS OIL COMPANY
                                 BALANCE SHEET
                                     AS OF
                    December 31, 2004 and December 31, 2003

                                                    12/31/04	   12/31/03
Current Assets:
Cash                                             $	9,944  $	50,876
Accounts receivable                                    15,981		17,753
Prepaid expenses                                            -		 3,775
                                                 ------------  ---------------
Total current assets                                   25,925		72,404

Property and Equipment, net of
   accumulated depreciation                         1,539,089	     1,598,360

Deposits                                                    -		     -
                                                 ------------  ---------------
Total Assets                                     $  1,565,014  $     1,670,764
                                                 ============  ===============

Current Liabilities:
Accounts payable                                 $     52,164  $	 8,756
Related party accrued interest                         11,500		 7,000
Line of credit                                         72,573		72,925
Related party payable                                  73,850	       273,287
Accrued payroll liabilities                             2,295		     -
Contingency payable                                         -		45,000
Related party current portion of long-term debt       120,000		70,000
                                                 ------------  ---------------
Total current liabilities                             332,382	       476,968

Related Party Long-Term Debt,
net of current portion                              1,015,014		50,000
                                                 ------------  ---------------
Total Liabilities                                   1,347,396	       526,968
                                                 ------------  ---------------
Stockholders' Equity:
Common stock, $0.001 par value, 50,000,000
shares authorized; 3,061,474 and 5,157,742 shares
issued and outstanding at December 31, 2004
and December 31, 2003, respectively.                    3,061		 5,158
Additional paid-in capital                            730,272	     1,353,908
Subscribed Stock                                     (117,250)		     -
Deficit                                              (398,466)	      (215,270)
Total stockholders' equity                            217,618	     1,143,796
                                                 ------------  ---------------
Total Liabilities and Stockholders' Equity       $  1,565,014  $     1,670,764
                                                 ============  ===============

                See accompanying notes to financial statements

                            SOUTH TEXAS OIL COMPANY
                            STATEMENT OF OPERATIONS
                                FOR YEARS ENDED
                    December 31, 2004 and December 31, 2003



                                              	2004	       2003

Revenue
Oil and gas sales                         $	195,654  $	198,564
Interest income                                      82		    523
Forgiveness of debt                                   -		     93
Other Income                              	     50		      -
					  -------------	 --------------
     Total Revenues                          	195,786		199,180

Expenses

General and administrative             	         40,581		 33,277
Production costs	                        154,570		 66,531
Depreciation, depletion, and amortization	 98,886		 96,822
Arbitration Award  	                              -		 45,000
Interest expense	                         19,584		 14,134
Plugging of wells                             	 41,858		      -
Production taxes                              	 23,503		 17,915
Other expense                             	      -		    671
					  -------------	 --------------
     Total expenses                         	378,982		274,350
Income before provision for income taxes       (183,196)	(30,170)
Provision for income taxes                  	      -		      -
					  -------------	 --------------
Net Loss                                  $    (183,196) $	(75,170)

Basic and diluted weighted average number
of common shares outstanding                  2,992,954	      4,980,783

Basic Net Loss Per Share                  $	 (0.061) $	 (0.015)

Diluted Net Loss Per Share                $	 (0.061) $	 (0.015)








                See accompanying notes to financial statements

                            SOUTH TEXAS OIL COMPANY
                 STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                FOR YEARS ENDED
                    December 31, 2004 and December 31, 2003

                                      Common        Common   Additional
                                       Stock         Stock   Paid-in       Subscribed    Income        Total
                                      Shares        Amount   Capital       Stock       	 Deficit       Equity
				     ----------     -------  ----------   ------------   ----------    -----------


Balance at December 31, 2002          4,770,742       4,771  1,325,990		     -	   (140,100)     1,190,661

Sale of Stock                           250,000         250     24,750		     -            -         25,000

Issuance of common stock                105,000         105          -		     -	          -            105

Issued for services                      32,000          32      3,168		     -	          -          3,200

Net Profit (Loss) for Year
Ended December 31, 2003                       -           -          -		     -      (75,170)       (75,170)

Balance at December 31, 2003          5,157,742     $ 5,158  $1,353,908   $	     -     (215,270)     1,143,796
				     ----------     -------  ----------   ------------   ----------    -----------

Repurchase and put into Subscribed            -           -           -	      (272,610)           -       (272,610)
Stock

Sale of Stock                            25,000          25       4,975		     -	          -          5,000

Repurchase and retired shares        (2,325,588)     (2,326)   (648,839)	     -	          -       (651,165)

Issued for services                     150,725         151      14,922		     -	          -         15,073

Issued for services                      53,595          54      5,306

Payment received for subscribed               -           -          -		62,500	          -         62,500
stock

Reduction in subscribed stock                 -           -          -		92,860	          -         92,860

Net Profit (Loss) for Year
Ended December 31, 2004                       -           -          -		     -	   (183,196)      (183,196)

Balance at December 31, 2004          3,061,474     $ 3,061  $  730,272	  $   (117,250)  $ (398,466)   $   212,258
				     ----------     -------  ----------   ------------   ----------    -----------

                See accompanying notes to financial statements

                            SOUTH TEXAS OIL COMPANY
                            STATEMENT OF CASH FLOWS
                                FOR YEARS ENDED
                    December 31, 2004 and December 31, 2003

                                                  12 months ended  12 months ended
                                                     12/31/2004      12/31/2003
                                                  -------------   -------------
Cash Flows from Operating Activities:
Net loss                                          $    (183,196)  $	(75,170)
Adjustments to reconcile net loss to net
cash provided (used) by operating activities:
Services received for stock                              20,433	          3,200
Depreciation and amortization                            98,886	         96,822
(Increase) decrease in accounts receivable                1,772	         (2,359)
(Increase) decrease in deposits                               -	          9,251
Increase in prepaid expenses                              3,775	         (3,775)
Increase in related party accrued interest                5,083	          3,250
Increase (decrease) in related party payable             73,850	        (82,529)
Increase (decrease) in payroll liabilities                2,295	              -
Increase in accrued arbitration award                   (45,000)	 45,000
Increase (decrease) in accounts payable                  43,408	        (37,274)
                                                  -------------   -------------
Net cash provided (used) by operating activities         21,306	        (43,584)

Cash Flows from Investing Activities:
Purchase of property and equipment                      (39,615)        (58,200)
                                                  -------------   -------------
Cash Flows from Financing Activities:
Increase in related party notes payable                  89,979	         50,000
Increase in subscribed stock                           (117,250)	      -
Increase in line of credit                                 (352)	 72,925
Issuance of common stock                                  5,000	         25,105
                                                  -------------   -------------
Net cash provided by financing activities               (22,623)        148,030

Net Increase in Cash                                    (40,932)         46,246
                                                  -------------   -------------

Balance, Beginning                                       50,876	          4,630
Balance, Ending                                   $	  9,944   $	 50,876
						  =============	  =============

Interest Paid                                     $	 10,883   $	 10,884
                                                  -------------   -------------
Taxes Paid                                        $	      -   $	      -
                                                  -------------   -------------


                See accompanying notes to financial statements

                            SOUTH TEXAS OIL COMPANY

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 - HISTORY AND ORGANIZATION OF THE COMPANY

      South Texas Oil Company was incorporated on December 3, 1998. South Texas Oil Company is in the oil producing business in the United States of America. South Texas Oil Company purchased selected equipment and assets from Clipper Operating Company and began operations as a separate company during 2001.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and cash equivalents
      Cash and cash equivalents consist of highly liquid investments with maturities of three months or less when purchased.

Use of Estimates
      The preparation of financial statements in conformity with generally accepted accounting principles requires that management make estimates and assumptions which affect the reported amounts of assets and liabilities as of the date of the financial statements and revenues and expenses for the period reported. Actual results may differ from these estimates. The estimates include amortization and depreciation of capitalized costs of oil wells and related equipment. Management emphasizes that amortization and depreciation estimates are inherently imprecise. Actual results could materially differ from these estimates.

Dividend Policy
      South Texas Oil Company has not yet adopted any policy regarding payment of dividends.

Comprehensive Income
      Statements of Financial Accounting Standards No. 130, Reporting Comprehensive Income (SFAS 130), requires that total comprehensive income be reported in the financial statements. South Texas Oil Company does not have any items considered to be other comprehensive income for the three months ended December 31, 2004.

Fixed Assets
      South Texas Oil Company follows the "successful efforts" method of accounting for its costs of acquisition, exploration and development of oil properties. Fixed assets are stated at cost. Expenditures that materially increase the life of the assets are capitalized. Ordinary maintenance and repairs are charged to expense as incurred. When assets are sold or otherwise disposed of, the cost and the related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is recognized at that time. Although generally accepted accounting principles (GAAP) requires amortization of drilling equipment based on the units-of-production-method, management has determined that since reserve studies are not performed on a regular basis, that it would be appropriate to amortize this equipment over a twenty year period. Depreciation is computed primarily on the straight-line method for financial statements purposes over the following estimated useful lives:

           Office equipment             5 years
           Drilling equipment           20 years
           Well maintenance and workover20 years
           Equipment and machinery      20 years

      All assets are booked at historical purchase price and there is no variance between book value and the purchase price.

Earnings Per Share
      Basic earnings per share are computed using the weighted average number of shares of common stock outstanding for the period end. The net income
(loss) for the period end is divided by the weighted average number of shares outstanding for that period to arrive at earnings per share.

Revenue Recognition
      Revenues from the sale of oil are recorded using the sales method.

Concentrations of Credit Risk
      Credit risk represents the accounting loss that would be recognized at the reporting date if counter parties failed completely to perform as contracted. Concentrations of credit risk (whether on or off balance sheet) that arise from financial instruments exist for groups of customers or counter parties when they have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions described below.

      South Texas Oil Company operates in one segment, the oil and gas industry. South Texas Oil Company's customers are located within the United States of America. Financial instruments that subject South Texas Oil Company to credit risk consist principally of oil and gas sales which are based solely on a short-term purchase contracts from Shell Trading (US) Company with related accounts receivable subject to credit risk.

      During the year ended December 31, 2004 and 2003 Shell Trading (US) Company accounted for 100% of South Texas Oil Company's oil revenues. Management does not believe the loss of Shell Trading (US) Company would materially affect the ability to sell the oil.

Income Taxes
      South Texas Oil Company experienced losses during the previous fiscal tax year reported. South Texas Oil Company will review its need for a provision for federal income tax after each operating quarter. South Texas Oil Company has adopted FASB No. 109, as discussed in Note 7.

Recently Issued Accounting Pronouncements
      FASB Interpretation 46R "Consolidation of Variable Interest Entities", as revised (FIN 46R), requires that variable interest entities created before December 31, 2003 be consolidated during the first interim period beginning after December 15, 2003. Management does not believe this pronouncement will have a material effect on the financial statements of South Texas Oil Company.

      In January, 2004 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 132 (revised 2003) "Employers' Disclosures about Pensions and Other Postretirement Benefits", an amendment of FASB Statements No. 87, 88, and 106. The Statement revises employers' disclosures about pension plans and other postretirement benefit plans. The statement retains the disclosure requirements contained in FASB Statement No. 132, which it replaces, and requires additional annual disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. Statement No. 132R requires us to provide disclosures in interim periods for pensions and other postretirement benefits. Management does not believe this pronouncement will have a material effect on the financial statements of South Texas Oil Company.

      In November 2004, the FASB issued SFAS No. 151, "Inventory Costs an amendment of ARB No. 43, Chapter 4." This Statement clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted materials.

      This Statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management does not believe this pronouncement will have a material effect on the financial statements of South Texas Oil Company.

      In December 2004, the FASB issued SFAS No. 152, "Accounting for Real Estate Time-Sharing Transactions - an amendment of FASB Statements No. 66 and 67." This Statement references the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position 04-2, "Accounting for Real Estate Time-Sharing Transactions." This Statement also states that the guidance for incidental operations and costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005. Management does not believe this pronouncement will have a material effect on the financial statements of South Texas Oil Company.

      In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets - an amendment of APB Opinion No. 29." This Statement eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. South Texas Oil Company does not expect application of SFAS No. 153 to have a material affect on its financial statements.

Accounts Receivable
      Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. Balances outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to trade accounts receivable. Changes in the valuation allowance have not been material to the financial statements.

Stock Based Compensation
      South Texas Oil Company applies Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and Related Interpretations, in accounting for stock options issued to employees. Under APB No. 25, employee compensation cost is recognized when estimated fair value of the underlying stock on date of the grant exceeds exercise price of the stock option. For stock options and warrants issued to non-employees, South Texas Oil Company applies SFAS No. 123, Accounting for Stock-Based Compensation, which requires the recognition of compensation cost based upon the fair value of stock options at the grant date using the Black-Scholes option pricing model.

      The following table represents the effect on net loss and loss per share if South Texas Oil Company had applied the fair value based method and recognition provisions of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation", to stock-based employee compensation for the year ended December 31, 2004 and 2003:

                                                  2004        2003

      Net loss, as reported                  $  (183,196) $   (75,170)
      Add:  Stock-based employee
           compensation expense
           included in reported loss,
           net of related tax effects                --           --
      Deduct:  Total stock-based employee
            Compensation expense determined
            under fair value based methods
            for all awards, net of related
            tax effects                         (60,926)          --
                                             ----------   -----------

        Pro forma net loss                   $  (244,122) $   (75,170)
                                             ===========  ===========

        Net loss per common share:
            Basic and fully diluted loss
            per share, as reported           $     (0.08) $    (0.015)
                                             ===========  ===========
            Basic and fully diluted loss
            per share, pro forma             $     (0.08) $    (0.015)
                                             ===========  ===========

      There were no stock options granted for the year ended December 31, 2003. For the options granted in 2004, South Texas Oil Company used the exercise price of $0.46, the fair market value of $0.25 per share at the end of the year, a 5 year term, and 100% volatility to determine the value of the options.

      In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure". SFAS No. 148 amends the transition and disclosure provisions of SFAS No. 123. South Texas Oil Company is currently evaluating SFAS No. 148 to determine if it will adopt SFAS No. 123 to account for employee stock options using the fair value method and, if so, when to begin transition to that method.

NOTE 3 - OIL PROPERTIES

      Oil properties are made up of the following:

                                             2004             2003

           Leasehold Improvements       $   707,195      $    677,301
           Equipment and machinery        1,288,509         1,288,509
           Accumulated depreciation        (456,615)         (357,728)
                                        -----------       -----------
                                        $  1,539,089     $  1,598,360
                                        ============     ============

      The leasehold improvement is made up of made up of mineral acreage from the original November 2000 purchase of all mineral acreage at a price of one hundred dollars ($100.00) per acre. Total price was four hundred fifty-four thousand nine hundred and fifty-nine dollars ($454,959). The additional leasehold improvements are from expenditures on the completion and workover of wells on the companies' properties, inclusive of $93,580 of drilling and equipping development wells, $69,209 in labor costs related to improved recovery systems, $46,148 in tubing and casing, and $43,300 in additional supplies, fluids, and materials used directly towards the improvement of the production facilities.

NOTE 4 - LINE OF CREDIT

      South Texas Oil Company has a line of credit agreement with a financial institution which provides maximum borrowing of $75,000. Interest on outstanding balances accrues at prime plus 2% and is payable monthly. The current interest rate at December 31, 2004 is 7.25%. The line must be renewed each year.

NOTE 5 - RELATED PARTY TRANSACTIONS

      South Texas Oil Company has a note payable to a shareholder, in the amount of $50,000 as of December 31, 2004. This obligation is due in 2006 and accrues interest at 10% annually. The accrued interest on this loan as of December 31, 2004 was $8,417.

      The amounts are considered short term due to the delinquency of payments on the accrued interest.

      South Texas Oil Company has a note payable to a shareholder, in the amount of $20,000 as of December 31, 2004. This obligation is due in 2006 and accrues interest at 10% annually. The accrued interest on this loan as of December 31, 2004 was $2,500. The amounts are considered short term due to the delinquency of payments on the accrued interest.

      South Texas Oil Company has an outstanding note payable to a shareholder, in the amount of $50,000 as of December 31, 2004. This payable accrues interest at 15% annually through March 2005. As of December 31, 2004, there was no accrued interest due.

      South  Texas  Oil  Company  has  an  outstanding  note payable to  Murray
Conradie,  South  Texas  Oil  Company's  CEO, in the amount of  $25,517.   This
payable accrues interest at 1% monthly due on the first day of each month.

      South  Texas  Oil  Company  has  an outstanding  note  payable  to  Jason
Griffith,  South Texas Oil Company's CFO,  in  the  amount  of  $36,833.   This
payable accrues interest at 1% monthly due on the first day of each month.

      South Texas Oil Company was advanced monies from Datascension, Inc. (f/k/a Nutek Inc.) and has additionally repurchased the balance of shares owned by Datascension, Inc. (f/k/a Nutek Inc.). The total amount owed to (f/k/a Nutek Inc.) as of December 31, 2004 is $1,015,014. The terms of this note shall be to receive

(cont)

payments as funds become available, but no later than 10 years from the date of the above reference sale of shares. Datascension will not have the ability to call the note due, provided there has been some form of payment received during a continuous three month period.

NOTE 6 - STOCKHOLDERS' EQUITY

      During the year ended December 31, 2004, South Texas Oil Company sold 25,000 shares of common stock for $5,000.

      During the year ended December 31, 2004, South Texas Oil Company issued 204,320 shares of common stock for services rendered valued at $20,433.

      During the year ended December 31, 2004, 2,325,588 shares of common stock were repurchased and retired at a value of $651,165, and subscribed stock was recorded for $272,610.

NOTE 7 - INCOME TAXES

      Deferred income taxes result from timing differences in the recognition of expense for tax and financial statement purposes. Statements of Financial Accounting Standards No. 109 "Accounting for Income Taxes", (SFAS 109) requires deferred tax liabilities or assets at the end of each period to be determined using the tax rate expected to be in effect when taxes are actually paid or recovered. The sources of those timing differences and the current tax effect of each were as follows:

      Net operating loss carryforward   $     32,962
      Depreciation and amortization          (10,587)
      Valuation allowance                    (22,375)
                                        ------------
                                        $          -
                                        ============

The components of the net deferred tax asset at December 31, 2004 under SFAS 109 are as follows:

      Net operating loss carryforward   $   524,127
      Depreciation and amortization        (428,561)
      Valuation allowance                   (95,566)
                                        -----------
                                        $	  -
                                        ===========

Reconciliations between the actual tax expense and the amount computed by applying the U.S. Federal Income Tax rate to income before taxes are as follows:

                                                  Percent of Pretax
                                         Amount        Income
      Expected                          $(22,375)        (34%)
      Change in valuation allowance       22,375          34%
                                        --------     --------
      Actual expense                    $      -           0%
                                        ========     ========

The net operating loss will begin to expire in 2021.

NOTE 8 - WARRANTS AND OPTIONS

      South Texas Oil Company has adopted FASB No. 123 and will account for stock issued for services and stock options under the fair value method.

      The following table sets forth the options granted in 2004 to each of the directors and executive officers:

     Option/SAR Grants in Last Fiscal Year (Individual Grants):

                      Number of      Percent of total
                      Securities       Options/SARs
                      Underlying        granted to                  Exercise or
                     Options/SARS      employees in    base price   Expiration
    Name               Granted         fiscal year     ($/Share)        date
    -----            ------------   ----------------   ----------   -----------
Murray N. Conradie      150,000           20.7           $0.46        4/1/09
                        200,000           27.7           $0.50        4/1/14

Jason F. Griffith       100,000           13.8           $0.46        4/1/09
                        100,000           13.8           $0.50        4/1/14

David Cummings           50,000            6.9           $0.46        4/1/09
                         50,000            6.9           $0.50        4/1/14

Conrad Humbke            75,000           10.3           $0.46       11/2/09

      There were no other options granted or exercised by the directors and executive officers during the year ended December 31, 2004.

      Compensation cost for options granted has not been recognized in the accompanying financial statements because the exercise prices exceeded the current market prices of South Texas Oil Company's common stock on the dates of grant. The options and warrants expire in April 2014 and are exercisable at prices from $0.46 to $0.50 per option or warrant. See Note 2 for pro-forma information and calculations.

The following is a schedule of the activity relating to South Texas Oil Company's stock options and warrants.

                             Year Ended                Year Ended
                          December 31, 2003        December 31, 2004
                            --------------           --------------
                             Weighted Avg.             Weighted Avg.
                          Shares    Exercise         Shares    Exercise
                         (x 1,000)    Price         (x1,000)    Price
                         ---------  ---------      --------  -----------
Options and warrants
  outstanding at
  beginning of year	         -  $	    -             -  $	       -

Granted:
  Options                    	 -  $	    -           650  $	    0.48
  Warrants                  	 -  $	    -             -  $	       -
Exercised                    	 -  $	    -             -  $	       -
Expired:
Warrants                  	(-) $	    -             -  $	       -
                         ---------  ---------      --------  -----------
Options and warrants
  outstanding and
  exercisable at end
  of period 	                 -  $	    -           650  $	       -
			 =========  =========	   ========  ===========


Weighted average fair
  value of options and
  warrants granted during
  the year                          $	    -                $	       -

The following table summarizes information about South Texas Oil Company's stock options and warrants outstanding at December 31, 2004, all of which are exercisable.

                                        Weighted Average
     Range of             Number             Remaining    Weighted Average
   Exercise Prices     Outstanding      Contractual Life  Exercise Price
   ---------------     -----------      ----------------  ----------------

     $   -                 -                0 years            $   -

NOTE 9 - ARBITRATION AWARD

      During 2003, a suit was filed against the Company by a former employee for wrongful termination. In January 2004, the district court awarded judgment in the amount of $81,700, including attorney fees. Management settled this award for $45,000 during 2004.


NOTE 10 - ENVIRONMENTAL MATTERS

      Various federal and state authorities have authority to regulate the exploration and developments of oil and gas and mineral properties with respect to environmental matters. Such laws and regulations, presently in effect or as hereafter promulgated, may significantly affect the cost of its current oil production and any exploration and development activities undertaken by South Texas Oil Company and could result in loss or liability to South Texas Oil Company in the event that any such operations are subsequently deemed inadequate for purposes of any such law or regulation.

NOTE 11 - CHANGES IN BOARD OF DIRECTORS

       On November 3, 2004, South Texas Oil Company filed Form 8-K announcing the removal of Charles Snipes as Board Member of South Texas Oil Company. Shareholders representing a majority ownership in South Texas Oil Company consented and approved this action. On November 2, 2004, there was a special meeting of the majority of the Board of Directors in which the Board approved the appointment of Conrad Humbke as Board Member of South Texas Oil Company. Shareholders representing a majority ownership in South Texas Oil Company consented and approved this action. Pursuant to information required by Item 404(a) of Regulation S-B, as applicable (17 CFR 228.404(a)), there are no transactions during the last two years, or proposed transactions to which Nutek Oil, Inc was or is the party, in which Conrad Humbke has or is to have a direct or indirect material interest.

NOTE 12 - UNAUDITED SUPPLEMENTARY OIL AND NATURAL GAS INFORMATION

   The following supplementary information is presented in compliance with United States Securities and Exchange Commission ("SEC") regulation and FASB Statement No. 69, "Disclosures About Oil and Gas Producing Activities." The supplementary information is not a required part of the basic financial statements and therefore not covered by the report of South Texas Oil Company's independent auditors.

   Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed oil and gas reserves are reserves expected to be recovered through existing wells with current equipment and operating methods. The reserve data is based on studies prepared by South Texas Oil Company's independent consulting petroleum engineers. Reserve estimates require substantial judgment on the part of petroleum engineers resulting in imprecise determinations, particularly with respect to new discoveries. Accordingly, it is expected that the estimates of reserves will change as future productions and development information become available. At December 31, 2004, South Texas Oil Company's proved oil and gas reserves are located in Texas.

                            SOUTH TEXAS OIL COMPANY
                      SUPPLEMENTARY INFORMATION REGARDING
                       OIL AND GAS PRODUCING ACTIVITIES
                FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003
                                   UNAUDITED

      The following supplementary oil and gas information is provided in accordance with Statement of Financial Accounting Standards No. 69, Disclosures about Oil and Gas Producing Activities (SFAS 69). South Texas Oil Company has properties in only one reportable geographic area, all of which are oil properties.

1. CAPITALIZED COSTS RELATING TO OIL AND GAS PRODUCING ACTIVITIES

                                         2004           2003
                                      --------        --------

  Proved oil and gas properties       $ 29,892        $ 84,123
  Unproved oil and gas properties	     -               -
  Support equipment, proved properties   9,722           4,013
                                      --------        --------
                                        39,614          88,136
  Accumulated depreciation and
   depletion                             1,150           3,607
                                      --------        --------
  Net capitalized costs               $ 38,465        $ 84,529
				      ========	      ========

2. COSTS INCURRED IN OIL AND GAS PRODUCING ACTIVITIES FOR ABOVE REFERENCED
PERIODS

                                     2004       2003
                                     ----       ----

  Acquisition of proven properties  $    0    $    0

  Exploration costs                      0         0

3. RESULTS OF OPERATIONS FOR OIL AND GAS PRODUCING ACTIVITIES FOR THE ABOVE REFERENCED PERIODS
                                     2004            2003
                                  ---------	  ---------

  Oil Sales - 100%                $ 351,386       $ 247,930
  Oil Sales - Royalty Share        (155,732)        (49,366)
                                  ---------	  ---------
  Oil and gas sales                 195,654         198,564
  Lease operating income                  -               -
  Production taxes                  (23,503)        (17,915)
  Production costs                 (131,067)        (74,011)
  Exploration expenses                    -               -
  Depreciation and depletion        (98,886)        (96,822)
  Income tax expense                      -               -
                                  ---------	  ---------
  Results of operations for oil
   and gas producing activities
   (excluding corporate overhead
   and financing costs)           $ (57,803)      $  9 ,816
                                  =========       =========

4.  RESERVE QUANTITY INFORMATION

      The following estimates of proved developed reserve quantities are estimates only, and do not purport to reflect realizable values or fair market value of South Texas Oil Company's reserves. They are presented in accordance with the guidelines established by the S.E.C. and disclosure requirements promulgated by SFAS 69. South Texas Oil Company emphasizes the reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of currently producing oil and gas properties. Accordingly, these estimates are expected to change as future information becomes available. All of South Texas Oil Company's reserves are located in southern Texas.

       Proved   reserves   are  estimated  reserves  of  crude  oil  (including
condensate and natural gas liquids) and natural gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.  Proved  developed  reserves are those  expected  to  be  recovered through existing wells, equipment, and operating method. South Texas Oil Company's proved developed and undeveloped reserves and changes in them during the periods are as follows.


Proved Developed and Undeveloped Reserves:

                                               Oil            Gas
                                              (BBLS)         (MCF)
                                              ------          ---
Purchase of Minerals in Place(02/22/00)      698,290           -
     Production, 2000                        (10,270)          -
     Production, 2001                        (11,283)          -
     Production, 2002                         (5,554)          -
                                             --------         ---
     Reserves at December 31, 2002            671,183          -
     Revisions of Previous Estimates         (435,092)         -
     Purchase of minerals in place                  -          -
     Production, 2003                          (7,586)         -
                                             --------         ---
     Reserves at December 31, 2003            228,505          -
                                             --------         ---
     Revisions of Previous Estimates           (2,337)         -
     Purchase of minerals in place                  -          -
     Production, 2004                          (4,972)         -
                                             --------         ---
     Reserves at December 31, 2004            221,196          -
                                             ========         ===

(cont)

Proved Developed Reserves:

                                               Oil            Gas
                                              (BBLS)         (MCF)
                                              ------          ---
Purchase of Minerals in Place (02/22/00)      95,640	       -
     Production, 2000                        (10,270)          -
     Production, 2001                        (11,283)          -
     Production, 2002                         (5,554)          -
                                             -------          ---
     Reserves at December 31, 2002            68,533           -
     Revisions of Previous Estimates         (28,192)          -
     Purchase of minerals in place                 -           -
     Production, 2003                         (7,586)          -
                                             -------          ---
     Reserves at December 31, 2003            32,755           -
     Revisions of Previous Estimates          (2,337)          -
     Purchase of minerals in place                 -           -
     Production, 2004                         (4,972)          -
                                             -------          ---
     Reserves at December 31, 2004            25,445           -
                                             =======          ===

      Based on a revised Evaluation of Proved Reserves by Bommer Engineering on November 23, 2004 and January 31, 2005, the proved reserves have been revised to account for changes in economic factors and the historical net oil production generated. The engineer's report analyzed the historical production and investments made by South Texas Oil Company during the period since the last report and then along with evaluating the current economic factors the report was revised accordingly. In 2002, South Texas Oil Company's production declined significantly, as South Texas Oil Company was in a transition period between pumper's. As a result of this decline the reserve estimates have been adjusted downward to reflect how this decline would affect the reserves if production continued at the reduced levels. When determining the estimated reserves, the corresponding costs of drilling and completing new wells are also included. Since the original reserve study of 2000, the cost of drilling and completing new wells has significantly increased, whereas the price of oil used for determining the future net revenue rose only $2.55 from $30 in 2000 to $32.55 in the current study. The increase in costs for drilling and completion, along with the relatively minor oil price increase and the low level of production during 2002 and 2003 resulted in a significant decline in the value for proved developed and undeveloped reserves.

 5. STANDARDIZED MEASURES OF DISCOUNTED FUTURE NET CASH FLOWS AND CHANGES THEREIN RELATING TO PROVED OIL AND GAS RESERVES AT THE ABOVE REFERENCED DATE

       Statement of Financial Accounting Standards No. 69, "Disclosures about Oil and Gas Producing Activities," prescribes guidelines for computing a standardized measure of future net cash flow and changes therein relating to estimated proved reserves. South Texas Oil Company has followed these guidelines, which are briefly discussed in the following paragraphs.

       Future cash inflows and future production and development costs are determined by applying year-end oil prices and costs to the estimated quantities of oil to be produced. Estimated future income taxes are computed using current statutory income tax rates including consideration for estimated future depletion. The resulting future net cash flows are reduced to present value amounts by applying a 10% annual discount factor.

(cont)

       The assumptions used to compute the standardized measure are those prescribed by the Financial Accounting Standards Board and, as such, do not necessarily reflect South Texas Oil Company's expectations of actual revenues to be derived from those reserves nor their present worth. The limitations inherent in the reserve quantity estimation process, as discussed previously, are equally applicable to the standardized measure computations since these estimates are the basis for the valuation process.

       The following summary sets forth South Texas Oil Company's future net cash flows relating to proved oil and gas reserves based on the standardized measure prescribed in Statement of Financial Accounting Standards No. 69:


                                           2004                    2003
Future cash inflows                   $  7,224,115          $   7,419,769
Future production costs                 (1,089,078)            (1,220,145)
Future development costs                (3,146,000)            (3,146,000)
Future income tax provision               (198,927)              (222,430)
                                      ------------          -------------
Future net cash flows                    2,790,110              2,831,194
  Effect of 10% discount factor         (2,974,620)            (2,910,629)
                                      ------------          -------------
Standardized measure of discounted
  future net cash flows               $   (184,510)         $      (79,435)
                                      ============          ==============

Year-end oil prices used in calculating the standardized measure of discounted future net cash flows were $32.55 per barrel.

       The principal sources of changes in the standardized measure of discounted future net cash flows are as follows for the period from December 31, 2003 to December 31, 2004:

                                                  2004       2003

Standardized measure, beginning of period     $ (79,435)    $ 3,282,096
Purchase of reserves in place                         0               0
Sales of oil produced, net of production costs  (64,587)       (124,553)
Net changes in prices and production costs      (40,488)      1,791,589
Net change in estimated future development costs      0       2,135,180
Net change in income taxes                            0       1,230,609
Revisions of previous quantity estimates              0      (8,394,356)
Accretion of discount                                 0               0
Other                                                 0               0
                                              ----------    -----------
Standardized measure, end of period           $ (184,510)   $   (79,435)
                                              ==========    ===========

           FINANCIAL STATEMENTS FOR THE PERIOD ENDING JUNE 30, 2005

Item 1. Financial Statements.

       The condensed financial statements of South Texas Oil Company included herein have been prepared in accordance with the instructions to quarterly reports on Form 10-QSB pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote data necessary for fair presentation of financial position and results of operations in conformity with accounting principles generally accepted in the United States of America have been condensed or omitted. It is therefore suggested that these financial statements be read in conjunction with the summary of significant accounting policies and notes to financial statements included in South Texas Oil Company's Annual Report on Form 10-KSB for the year ended December 31, 2004.

      In the opinion of management, all adjustments necessary in order to make the financial position, results of operations and changes in financial position at June 30, 2005, and for all periods presented not misleading have been made. The results of operations for the period ended June 30, 2005 are not necessarily an indication of operating results to be expected for the full year ending December 31, 2005.

                            SOUTH TEXAS OIL COMPANY
                                BALANCE SHEETS

                                                     6/30/05	    12/31/04
CURRENT ASSETS:
Cash                                              $	26,596     $	9,944
Accounts receivable                                 	14,672	       15,981
						  ------------	   ----------
TOTAL CURRENT ASSETS                                	41,268	       25,925

Property and Equipment, net of
    accumulated depreciation 	                     1,789,608	    1,539,089
						  ------------	   ----------
TOTAL ASSETS                                      $  1,830,876	   $1,565,014
						  ============	   ==========

CURRENT LIABILITIES:
Accounts payable                                  $	48,284     $   52,164
Related party accrued interest                     	14,417 	       11,500
Line of credit                                    	71,186	       72,573
Related party payable                                  171,254	       73,850
Accrued payroll liabilities                   	         9,890	        2,295
Other short term loans                              	14,336	            -
Related party current portion of long-term debt		70,000	      120,000
						  ------------	   ----------
TOTAL CURRENT LIABILITIES               	       399,367	      332,382

Long term loans						21,103		    -
Related Party Long-Term Debt,
   net of current portion             	                66,309	    1,015,014
						  ------------	   ----------
TOTAL LIABILITIES         	                       487,779	    1,347,396

STOCKHOLDERS' EQUITY:
Common stock, $0.001 par value, 50,000,000
shares authorized; 4,789,117 and 3,061,474 shares
issued and outstanding at June 30, 2005
and December 31, 2004, respectively 	                4,797	        3,061
Additional paid-in capital	                    1,943,651	      730,272
Subscribed Stock  	                              (55,266)	     (117,250)
Deficit   	                                     (550,085)	     (398,466)
						  ------------	   ----------
TOTAL STOCKHOLDERS' EQUITY	                     1,343,097	      217,618

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	  $  1,830,876	   $1,565,014
						  ============	   ==========


                See accompanying notes to financial statements

                            SOUTH TEXAS OIL COMPANY
                           STATEMENTS OF OPERATIONS



                        6 months ended      3 months ended
                             6/30/05    6/30/04    6/30/05   6/30/04


Oil and gas sales           $ 120,386  $ 105,147 $  67,939 $  32,365
Interest income                     -      1,135         -        22
Other income                        -         50         -         -
			    ---------  --------- --------- ---------
  Total revenues              120,386    106,332    67,939    32,387

General and administrative    101,488     90,559    72,387    32,861
Production costs               67,884     62,205    37,950     9,933
Depreciation and amortization  54,756     48,952    28,999    24,504
Interest expense                9,456      9,153     3,119     6,224
Plugging of wells              29,400          -    19,800         -
Production taxes                9,021      3,686     5,175     1,280
			    ---------  --------- --------- ---------
   Total expenses             272,005    214,555   167,430    74,802

Income before provision
   for income taxes          (151,619)  (108,223)  (99,491)  (42,415)
Provision for income taxes         -          -         -         -
			    ---------  --------- --------- ---------
NET LOSS                    $(151,619) $(108,223)$ (99,491)$ (42,415)

Basic and diluted weighted
average number of common
shares outstanding          4,431,930  2,977,782 3,568,109 3,007,879

BASIC NET LOSS PER SHARE      $(0.03)    $(0.04)   $(0.03)   $(0.01)

DILUTED NET LOSS PER SHARE    $(0.03)    $(0.04)   $(0.03)   $(0.01)











                See accompanying notes to financial statements

                            SOUTH TEXAS OIL COMPANY
                            STATEMENT OF CASH FLOWS




                                      			      6 months ended
                                                	  6/30/05       6/30/04
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                         $	(151,619)  $	(42,415)
ADJUSTMENTS TO RECONCILE NET LOSS TO NET
CASH PROVIDED (USED) BY OPERATING ACTIVITIES:
Stock issued for services and purchases                	  18,055	      -
Depreciation and amortization	                          54,756	 24,504
(Increase) decrease in accounts receivable	           1,309	  9,241
Increase in prepaid expenses  		                       - 	  3,775
Increase in related party accrued interest	           2,917	   (833)
Increase (decrease) in related party payable 	         (50,000)	      -
Increase (decrease) in payroll liabilities	           7,595	  9,679
Increase in accrued arbitration award              	       -	(35,000)
Increase (decrease) in accounts payable      		  (3,880)	  8,880
						 ---------------   ------------
NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES	(120,867)	(22,169)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment 	                 (12,630)	 (3,589)

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in related party notes payable       		  50,036	 17,585
Increase in subscribed stock                        	  61,984	 25,000
Increase in line of credit                    		  (1,387)	 10,824
Issuance of stock                            		    (484)	      -
Sale of common stock             	                  40,000 	      -
						 ---------------   ------------
NET CASH PROVIDED BY FINANCING ACTIVITIES	         150,149	 53,409
						 ---------------   ------------
NET INCREASE IN CASH  		                          16,652	 27,651

BALANCE, BEGINNING  	                                   9,944	  1,731

BALANCE, ENDING                                  $	  26,596   $	 29,382


INTEREST PAID                                    $	       -   $	      -
						 ---------------   ------------
TAXES PAID                                       $	       -   $	      -
						 ---------------   ------------

SUMMARY OF NON CASH ITEMS

Purchase of leases for note from seller		 $       138,933
						 ---------------



                See accompanying notes to financial statements

                            SOUTH TEXAS OIL COMPANY

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 - HISTORY AND ORGANIZATION OF THE COMPANY

South Texas Oil Company (formerly known as Nutek Oil, Inc.) was incorporated on December 3, 1998. The company is in the oil producing business in the United States of America. The Company purchased selected equipment and assets from Clipper Operating Company and began operations as a separate company during 2001.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

STOCK-BASED COMPENSATION
The Company applies Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and Related Interpretations, in accounting for stock options issued to employees. Under APB No.25, employee compensation cost is recognized when estimated fair value of the underlying stock on date of the grant exceeds exercise price of the stock option. For stock options and warrants issued to non-employees, the Company applies SFAS No.123, Accounting for Stock-Based Compensation, which requires the recognition of compensation cost based upon the fair value of stock options at the grant date using the Black-Scholes option pricing model.

The following table represents the effect on net loss and loss per share if the Company had applied the fair value based method and recognition provisions of Statement of Financial Accounting Standards (SFAS) No.123, "Accounting for Stock-Based Compensation", to stock-based employee compensation for the three months ended June 30, 2005 and the year ended December 31, 2004:

                                                            6/30/05
2004
Net loss, as reported		                              $    (99,491)     $ (183,196)
Add:  Stock-based employee compensation expense
      included in reported loss, net of related tax effects    		--	        --
Deduct:  Total stock-based employee compensation
      expense determined under fair value based methods
      for all awards, net of related tax effects 	                (0)        (60,926)

Pro forma net loss	                                       $   (99,491)     $ (244,122)

Net loss per common share:
Basic and fully diluted loss per share, as reported	       $     (0.03)     $    (0.08)
Basic and fully diluted loss per share, pro forma	       $     (0.03)     $    (0.08)


There were no stock options granted for the year ended June 30, 2005. For the options granted in 2004, the company used the exercise price of $0.46, the fair market value of $0.25 per share at the end of the year, a 5 year term, and 100% volatility to determine the value of the options.

In December 2002, the FASB issued SFAS No.148, "Accounting for Stock-Based Compensation-Transition and Disclosure". SFAS No. 148 amends the transition and disclosure provisions of SFAS No. 123. The Company is currently evaluating SFAS No. 148 to determine if it will adopt SFAS No.123 to account for employee stock options using the fair value method and, if so, when to begin transition to that method.

NOTE 3 - OIL PROPERTIES

      Oil properties are made up of the following:

                                            6/30/05           2004
           Leasehold Improvements $        776,604  $    707,195
           Equipment and machinery       1,523,775     1,288,509
           Accumulated depreciation          (510,771)         (456,615)
                                          -----------      ------------
                                  $         1,789,608      $  1,539,089

The leasehold improvement is made up of made up of mineral acreage from the original November 2000 purchase of all mineral acreage at a price of one hundred dollars ($100.00) per acre. Total price was four hundred fifty-four thousand nine hundred and fifty-nine dollars ($454,959), along with the purchase of $69,410 in mineral acreage during April 2005. The additional leasehold improvements are from expenditures on the completion and workover of wells on the companies' properties, inclusive of $93,580 of drilling and equipping development wells, $69,209 in labor costs related to improved recovery systems, $46,148 in tubing and casing, and $43,300 in additional supplies, fluids, and materials used directly towards the improvement of the production facilities.

NOTE 4 - LINE OF CREDIT

The Company has a line of credit agreement with a financial institution which provides maximum borrowing of $75,000. Interest on outstanding balances accrues at prime plus 2% and is payable monthly. The current interest rate at June 30, 2005 is 8.25%. The line must be renewed each year.

NOTE 5 - RELATED PARTY TRANSACTIONS

The Company has a note payable to a shareholder, in the amount of $50,000 as of June 30, 2005. This obligation is due in 2006 and accrues interest at 10% annually. The accrued interest on this loan as of June 30, 2005 was $10,917. The amounts are considered short term due to the delinquency of payments on the accrued interest.

The Company has a note payable to a shareholder, in the amount of $20,000 as of June 30, 2005. This obligation is due in 2006 and accrues interest at 10% annually. The accrued interest on this loan as of June 30, 2005 was $3,500. The amounts are considered short term due to the delinquency of payments on the accrued interest.

The Company has an outstanding note payable to Murray Conradie, the Company's CEO, in the amount of $85,547. This payable accrues interest at 1% monthly due on the first day of each month. The Company also has a note payable to Murray Conradie, related to the purchase of wells during the 2nd quarter as of June 30, 2005 for $72,879. This note is paid only from production of the related wells.

The Company has an outstanding note payable to Jason Griffith, the Company's CFO, in the amount of $42,698. This payable accrues interest at 1% monthly due on the first day of each month. The Company also has a note payable to Jason Griffith, related to the purchase of wells during the 2nd quarter as of June 30, 2005 for $36,439. This note is paid only from production of the related wells.

See Note 6 Stockholder's Equity and Note 8 Purchase of Additional Leases.

NOTE 6 - STOCKHOLDERS' EQUITY

During the three months ended June 30, 2005, the Company sold 177,778 shares of common stock to accredited investors for $40,000.

During the three months ended June 30, 2005, the Company issued 4,219 shares of common stock for services rendered valued at $1,055.

During the three months ended June 30, 2005, the Company issued 20,000 shares of common stock to a note holder for interest valued at $5,000.

During the three months ended June 30, 2005, 512,377 shares of common stock in exchange for fifty percent of the purchase price of additional properties. See
Note 5 Related Party Transactions and Note 8 Purchase of Additional Leases.

NOTE 7 - WARRANTS AND OPTIONS

The Company has adopted FASB No. 123 and will account for stock issued for services and stock options under the fair value method.

The following table sets forth the options granted in 2004 to each of the directors and executive officers:

     Option/SAR Grants in Last Fiscal Year (Individual Grants):

                        Number of    Percent of total
                        Securities   Options/SARs
                        Underlying   granted to	      Exercise or
                        Options/SARS employees in     base price  	Expiration
Name                 	Granted      fiscal year      ($/Share)   	date
-----------             ------------ --------------   ----------	-----------

Murray N. Conradie       150,000      20.7             $0.46		    4/1/09
                         200,000      27.7             $0.50 		    4/1/14

Jason F. Griffith         100,000     13.8             $0.46		    4/1/09
                          100,000     13.8             $0.50		    4/1/14

David Cummings            50,000       6.9             $0.46		    4/1/09
                          50,000       6.9             $0.50		    4/1/14

Conrad Humbke             75,000      10.3             $0.46		   11/2/09


There were no other options granted or exercised by the directors and executive officers during the year ended December 31, 2004.

Compensation cost for options granted has not been recognized in the accompanying financial statements because the exercise prices exceeded the current market prices of the Company's common stock on the dates of grant. The options and warrants expire in April 2014 and are exercisable at prices from $0.46 to $0.50 per option or warrant. See Note 2 for pro-forma information and calculations.

The following is a schedule of the activity relating to the Company's stock options and warrants.

                                  Year Ended                   Year Ended
                               December 31, 2003          December 31, 2004
                                 --------------              --------------
                                    Weighted Avg.              Weighted Avg.
                              Shares     Exercise     	   Shares    Exercise
                              (x 1,000)  Price              (x1,000)  Price
                              ---------  ---------         --------  ---------
Options and warrants
  outstanding at
  beginning of year                   -  $       -                -  $       -

Granted:
  Options                             -  $	 -              650  $    0.48
  Warrants                     	      -  $       -                -  $       -
Exercised                     	      -  $       -                -  $       -
Expired:
Warrants                             (-) $	 -                -  $       -
                              ---------  ---------         --------  ---------

Options and warrants
  outstanding and
  exercisable at end
  of period	                      -  $      -              650   $       -
                              =========  ========         ========   =========

Weighted average fair
  value of options and
  warrants granted during
  the year                               $   -                	     $       -

The following table summarizes information about the Company's stock options and warrants outstanding at December 31, 2004, all of which are exercisable.

                   Weighted Average
    Range of           Number      Remaining        Weighted Average
 Exercise Prices   Outstanding        Contractual Life    Exercise  Price
       $   -               -             0 years         $   -

NOTE 8 - PURCHASE OF ADDITIONAL LEASES

On April 1, 2005, the Company completed the purchase of the leases, farm-outs and mineral interests held by JGM Oil Investments, LLC in Atascosa County, Texas insofar as they cover the following minimum net revenue interests (NRI).

The Company additionally purchased all of the personal property associated with the oil wells on the lands described in the Purchase Agreement attached as
Exhibit 10.14 including, but not limited to, all well equipment, spare equipment and tank batteries. Equipment will be sold "as is".

The total purchase price was three hundred seven thousand four hundred twenty-six dollars ($307,426) made up as follows; Purchase of all mineral acreage at a price of one hundred dollars ($100.00) per acre. Total price for the acreage was sixty nine thousand four hundred ten and no/100 dollars ($69,410). Purchase of all equipment was at a depreciated price of forty five percent (45%) of the replacement value. Total price for equipment was two hundred thirty eight thousand sixteen and no/100 dollars ($238,016).

The method of payment will be as follows; the issuance of five hundred twelve thousand three hundred seventy-seven (512,377) shares of Nutek Oil, Inc restricted stock representing fifty percent (50%) of the purchase price at $0.30 per share, calculated as the prior thirty (30) day average closing price from the date of closing. The remaining amount of one hundred fifty three thousand seven hundred thirteen and no/100 dollars ($153,713) will be paid monthly for a period of thirty six (36) months with interest of seven percent (7%) accruing on the outstanding balance. The monthly payment amount is not to exceed the income from the minimum net revenue interest (NRI) from the prior month's production. Payment will be adjusted accordingly and the remaining balance increased by the monthly shortfall should any occur.

As of June 30, 2005, the balance of the amount to be paid is $138,933 to be paid over the next 36 months has been recorded on the balance sheet as "other short term loans", $14,336; in a portion of the "related party payable", $36,185; in "long term loans", $22,103; and in "related party long term debt", $66,309.

The purchase price of the leases and assets were based on current market conditions as well as the historical purchase prices made by the Company for acreage and a determination of the current replacement value of the equipment.

A material relationship exists between JGM Oil Investments, LLC and Nutek Oil, Inc in so far as both Mr. Conradie the President/CEO and a Director of Nutek Oil, Inc and Mr. Jason Griffith, the Chief Financial Officer and a Director of Nutek Oil, Inc have a combined majority ownership of JGM Oil Investments, LLC.

NOTE 9 - SUBSEQUENT EVENTS

       On July 28, 2005, South Texas Oil Company entered into a funding agreement with institutional and accredited investors with gross proceeds of $2,300,000, to be received in two traunches. The first traunch of $1,300,000 was received upon the execution of the agreement dated July 28, 2005 and the remaining $1,000,000 to be received within five days after a to be filed registration statement becoming effective, or sooner if certain milestones are achieved.

       The funding consists of convertible securities which shall convert into forty-five percent (45%) equity of the fully diluted shares of South Texas Oil Company if both traunches are received. At July 28, 2005 on a fully diluted basis,

(cont)

this  would  approximate  3,918,456  shares at $.59  per  share.   In  addition
1,959,228 warrants with an exercise price of $.574 were also issued to the note holders.

      South Texas Oil will use the net proceeds of the first traunch to perform workovers on existing wells, drill two new wells, capital expenditures and working capital. The second traunch will be used to drill additional 4-5 wells, if the milestones for the first traunch are met.

   CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
                                  DISCLOSURE.

    On June 15, 2004, Gary V. Campbell, CPA, Ltd. notified South Texas Oil Company that they were declining to stand for re-election as South Texas Oil Company's independent auditor of record. The Board of Directors accepted this decision on June 15, 2004. The Registrant appointed Larry O'Donnell, CPA, P.C., as the Registrant's independent accountants for the year ending December 31, 2004. The selection of accountants was approved by the Registrant's Board of Directors. Larry O'Donnell, CPA, P.C. was engaged by the Registrant on June 18, 2004. During the most recent two fiscal years and during the portion of 2004 preceding the Board's decision, neither South Texas Oil Company nor anyone engaged on its behalf has consulted with Larry O'Donnell, CPA, P.C. regarding:
(i) either the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on South Texas Oil Company's financial statements; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

    The audit reports issued by Gary V. Campbell, CPA, Ltd. with respect to the Registrant's financial statements for December 31, 2003 and 2002 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. From December 12, 2002 through June 15, 2004, there were no disagreements between the Registrant and Gary V. Campbell, CPA, Ltd. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Gary V. Campbell, CPA, Ltd., would have caused it to make a reference to the subject matter of the disagreement in connection with its audit report.

Information required by Item 310(b) of Regulation S-B

In the opinion of management, all adjustments considered necessary for a fair presentation have been included.

                                    PART II

                  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The By-laws of South Texas Oil Company state that to the extent allowed by Nevada State law, as same may be amended, and subject to the required procedure thereof, the corporation shall indemnify any person who was or is a party of is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                 OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The expenses related to the securities being registered shall be paid by the Registrant.



SEC Registration Fee              $675.82
Printing and Engraving Expenses $1,000.00
Legal Fees and Expenses        $35,500.00
Due Diligence Fee              $25,000.00
				---------
Total                          $62,175.82


                    RECENT SALES OF UNREGISTERED SECURITIES

    Since inception, South Texas Oil Company has issued the following restricted securities for either cash or services. The offerings were made directly by South Texas Oil Company through its directors and executive officers, who did not receive any additional compensation for such effort. There were no underwriters or selling agents involved in the transactions.

Stock Issued for Cash

Date             Name             Number of Shares Value Share Price

11/05/01         Ralph Zullo      4,000      $ 4,000     $1.00 (1)
09/24/03         Sapphire Holdings100,000    $10,000     $0.10 (2)
09/24/03         Brent Beaulieu   150,000    $15,000     $0.10 (2)
01/18/04         Delores Lowey    25,000     $ 5,000     $0.10 (2)
04/12/05         M. Walker        110,889    $24,950     $0.225(2)
04/12/05         J. Satler        66,889     $15,050     $0.225(2)

(cont)

Stock Issued for Services

Date             Name             Number of Shares Value Share Price

02/13/02         Clipper Operating  52,288    $ 5,229     $0.10 (2)
02/20/03         Clipper Operating  16,000    $ 1,600     $0.10 (2)
02/20/03         Leo Hejmanowski    14,000    $ 1,400     $0.10 (2)
06/02/03         Adam Tyler          1,000    $   100     $0.10 (2)
09/15/03         Adam Tyler          1,000    $   100     $0.10 (2)
02/10/04         Dave Cummings      40,818    $ 4,082     $0.10 (2)
02/10/04         Clipper Operating  69,907    $ 6,991     $0.10 (2)
02/10/04         Clipper Operating  40,000    $ 4,000     $0.10 (2)
12/31/04         Dave Cummings      48,896    $11,980     $0.245(2)
03/31/05         Dave Cummings      12,205    $ 3,000     $0.246(2)
04/01/05         Murray Conradie   256,189    $76,857     $0.30 (3)
04/01/05         Jason Griffith    128,094    $38,428     $0.30 (3)
04/01/05         Glenwood Partners 128,094    $38,428     $0.30 (3)
06/30/05         Dave Cummings       4,564    $ 2,000     $0.438(2)

    (1) The share price for this issuance was based on the anticipated initial opening price of the shares on the National Quotation Bureau/ Pink Sheets Electronic Quotation Service.

    (2) The share price for these issuances was determined by the 5 day average of the bid price as quoted by the National Quotation Bureau/ Pink Sheets Electronic Quotation Service when the shares where issued.

    (3) The share price for this issuance was determined by the thirty (30) day average closing price for the period prior to the transaction date as quoted by the National Quotation Bureau/ Pink Sheets Electronic Quotation Service.

    All of these transactions were exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of the exemptions provided under section 4(2) was available because:

    - The transfer or issuance did not involve underwriters, underwriting discounts or commissions;
    - A restriction on transfer legend was placed on all certificates issued;
    - The distributions did not involve general solicitation or advertising;
       and,
    - The distributions were made only to insiders, accredited investors or investors who were sophisticated enough to evaluate the risks of the investment. Each shareholder was given access to all information about our business and the opportunity to ask questions and receive answers about our business from our management prior to making any investment decision.

Issuer Repurchases

      We did not make any repurchases of our equity securities during the quarter ending June 30, 2005.

                       EXHIBITS AND REPORTS ON FORM 8-K

(a)  Exhibits

The following documents are included or incorporated by reference as exhibits to this report:

Exhibit 3.  Articles of Incorporation and Bylaws.

    3.1 Articles of Incorporation*
    3.2 Bylaws*

Exhibit 5. Opinion on legality.

    5.1 Legal Opinion

Exhibit 10.  Material Contracts

   10.1 Letter of Intent to Purchase Selected Assets from Clipper Operating Company.*
   10.2 Purchase Agreement of Selected Assets from Nutek Inc.(1)
   10.3 Executive Compensation Agreement (Murray N. Conradie)(1)
   10.4 Executive Compensation Agreement (David Cummings)(1)
   10.5 Executive Compensation Agreement (Jason F. Griffith)(1)
   10.6 Executive Stock Option Agreement (Murray N. Conradie)(1)
   10.7 Executive Stock Option Agreement (David Cummings)(1)
   10.8 Executive Stock Option Agreement (Jason F. Griffith)(1)
   10.9 Executive Stock Option Agreement (Charles Snipes)(1)
   10.10 Qualified Equity Incentive Stock Option Plan(1)
   10.11 Contract for Services (Peter R. Maupin)(2)
   10.12 Contract for Services (Smitty's Pumping)(2)
   10.13 Executive Stock Option Agreement (Conrad Humbke)(3)
   10.14 Purchase Agreement - Mineral Acres(3)

   (1) Previously filed as an exhibit to South Texas Oil Company's Form 10-SB, filed April 30, 2004.

   (2) Previously filed as an exhibit to South Texas Oil Company's Amendment No. 2 to Form 10-SB, filed September 3, 2004.

   (3) Previously filed as an exhibit to South Texas Oil Company's Current Report to Form 8-K, filed April 7, 2005.

Exhibit 23.Consent of Experts and Counsel

     23.1  Consent of Counsel, Owen Naccarato (included in Exhibit 5.1)
     23.2  Consent of Independent Auditor Larry O'Donnell, CPA, P.C.
     23.3  Consent of Gary V. Campbell, Certified Public Accountants.

(b)  Reports on Form 8-K.

South Texas Oil Company's report on Form 8-K/A dated June 23, 2004, item 4.01.

(cont)

On June 23, 2004, Registrant filed an amended Current Report on Form 8-K, relating to the engagement of Larry O'Donnell, CPA, P.C., Certified Public
Accounts as its principal accountant to replace its former principal accountant, Gary V. Campbell, CPA, Ltd.

South Texas Oil Company's report on Form 8-K dated November 3, 2004, item 5.02.

On November 3, 2004, Registrant filed a Current Report on Form 8-K, relating to the replacement of Charles Snipes as Board Member and the appointment of Conrad Humbke as Board Member of the Company. Shareholders representing a majority ownership in the company consented and approved this action.

South Texas Oil Company's report on Form 8-K dated April 7, 2005 items 1.01, 2.01, 3.02 and 9.01.

      On April 7, 2005, South Texas Oil Company filed a Current Report on Form 8-K, relating to the Executive Stock Option Agreement filed as Exhibit 10.13 with the Current Report detailing the options offered to Conrad Humbke as a result of his Board Appointment.

      Additionally on April 7, 2005, South Texas Oil Company reported the purchase of the leases, farm-outs and mineral interests held by JGM Oil Investments, LLC in Atascosa County. The total purchase price was three hundred seven thousand four hundred twenty-six dollars ($307,426) made up as follows; Purchase of all mineral acreage at a price of one hundred dollars ($100.00) per acre. Total price for the acreage was sixty nine thousand four hundred ten and no/100 dollars ($69,410). Purchase of all equipment was at a depreciated price of forty five percent (45%) of the replacement value. Total price for equipment was two hundred thirty eight thousand sixteen and no/100 dollars ($238,016).

South Texas Oil Company's report on Form 8-K dated April 14, 2005, item 3.02.

On April 14, 2005, South Texas Oil Company filed a Current Report on Form 8-K, relating to South Texas Oil Company agreeing to April 27, 2005 as the record date for the issuance of 957,349 shares of restricted common stock of South Texas Oil Company that Datascension Inc. (the parent company prior to the spin-off of South Texas Oil Company) had an interest in valued at $1,003,831.

South Texas Oil Company's report on Form 8-K dated August 1, 2005, items 1.01 and 9.01.

      On August 1, 2005, South Texas Oil Company filed a Current Report on Form 8-K, relating to the entering into a funding agreement from institutional and accredited investors with gross proceeds of $2,300,000, to be received in two traunches. The first traunch of $1,300,000 received upon execution of the agreement and the remaining $1,000,000 within five days after a to be filed registration statement becomes effective, or sooner if certain milestones are achieved.

      The funding consists of convertible securities which shall convert into forty-five percent (45%) equity of the fully diluted shares of South Texas Oil Company if both traunches are received.

(cont)

      South Texas Oil will use the net proceeds of the first traunch to perform workovers on existing wells, drill two new wells, capital expenditures and working capital. The second traunch will be used to drill an additional 4-5 wells, if the milestones for the first traunch are met.

      Additionally, the Company entered into Lock-Up Agreements with the following board members of the Company; Murray Conradie and Jason Griffith. In this Agreement, these board members agreed not to sell any shares in the Company's Common Stock owned by them for a period of 12 months, or until such time as certain milestones have been met.

                                 UNDERTAKINGS

The undersigned registrant hereby undertakes that it will:

(a)   The registrant hereby undertakes:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

    (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (iii) Include any additional or changed material information on the plan of distribution.

(2) For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

(cont)

(c) In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                  SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of San Antonio, State of Texas, on August 11, 2005.

      South Texas Oil Company

      /s/ Murray N. Conradie            /s/ Jason F. Griffith
      ----------------------            -------------------
      Murray N. Conradie                Jason F. Griffith, CPA
      President, Chairman and Director  Chief Financial Officer and Director
      (Principal Executive Officer)     (Principal Financial Officer)

      Date: October 7, 2005

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

      South Texas Oil Company

      /s/ Murray N. Conradie            /s/ Jason F. Griffith
      ----------------------            -------------------
      Murray N. Conradie                Jason F. Griffith, CPA
      President, Chairman and Director  Chief Financial Officer and Director
      (Principal Executive Officer)     (Principal Financial Officer)

      Date: October 7, 2005